Exhibit 10.9
Dated 31 March 2010

MARFIN EGNATIA BANK Societe Anonyme
as Lender
-and-
GRAND RODOSI INC.
and
NEWLEAD SHIPPING S.A.
and
NEWLEAD BULKERS S.A.
as joint and several Borrowers

FINANCIAL AGREEMENT
revolving credit facility of up to US $35,000,000

INDEX

1.	PURPOSE	1
2.	DEFINITIONS	1
3.	THE FACILITY — THE BORROWERS JOINT AND SEVERAL LIABILITY	14
4.	AVAILABILITY	15
5.	NOTICE OF DRAWDOWN	15
6.	INTEREST PERIODS	17
7.	INTEREST	17
8.	DEFAULT INTEREST	18
9.	SUBSTITUTE BASIS	18
10.	PREPAYMENT	19
11.	REPAYMENT	21
12.	APPLICATION	22
13.	EVIDENCE OF DEBT	23
14.	PAYMENTS	23
15.	CHANGE OF CIRCUMSTANCES	24
16.	REPRESENTATIONS AND WARRANTIES	25
17.	SECURITIES	30
18.	CONDITIONS PRECEDENT	30
19.	FINANCIAL AND GENERAL UNDERTAKINGS	34
20.	INSURANCE UNDERTAKINGS	37
21.	OPERATIONAL UNDERTAKINGS	40
22.	EARNINGS ACCOUNTS	45
23.	SECURITY MARGIN	46
24.	EVENTS OF DEFAULT	46
25.	SET-OFF	49
26.	FEES	50
27.	EXPENSES	50
28.	INDEMNITY	50
29.	ENVIRONMENTAL INDEMNITY	50
30.	STAMP DUTIES	50
31.	DETERMINATIONS	51
32.	NO WAIVER	51
33.	PARTIAL INVALIDITY	51
34.	TRANSFER, ASSIGNMENT, PARTICIPATION, CHANGE OF LENDING BRANCH	51
35.	NON-IMMUNITY	52
36.	NOTICES	52
37	SUPPLEMENTAL	54
38.	LAW AND JURISDICTION	54
39.	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS	55
SCHEDULE 1: FORM OF NOTICE OF DRAWDOWN		57
SCHEDULE 2: FORM OF ACKNOWLEDGEMENT		59
SCHEDULE 3: FORM OF BUDGET		60

THIS AGREEMENT is made the 31st day of March 2010
BETWEEN
1)	MARFIN EGNATIA BANK Societe Anonyme as lender; and

2)	GRAND RODOSI INC., NEWLEAD SHIPPING S.A. and NEWLEAD BULKERS S.A. as joint and several borrowers.

1.	PURPOSE

This Agreement sets out the terms and conditions on which the Lender has agreed to make available to the Borrowers as joint and several borrowers a revolving credit facility, not exceeding at any relevant time the aggregate amount of Thirty Five million Dollars ($35,000,000) in multiple Advances in the following amounts and for the following purposes:
(i)	an Advance (the “Refinancing Advance ”) in an amount of up to Fifteen million Dollars ($15,000,000) for the purpose of initially assisting, inter alios, the Rodosi Borrower in refinancing part of certain existing outstanding indebtedness in relation to, inter alia, the Ship pursuant to the Existing Financial Agreement; and

(ii)	Advances in amounts approved by the Lender (the “Working Capital Advances”) for the purpose of providing the Borrowers or any of them with working capital.
2.	DEFINITIONS

2.1	In this Agreement the following terms shall have the following meanings, unless the context otherwise requires:

“Advance” means the principal amount of each borrowing by the Borrowers under this Agreement (including for the avoidance of doubt each of the Refinancing Advance and the Working Capital Advances) or, if the context may require, so much thereof as shall for the time being be outstanding to the Lender hereunder or, as the case may be, the principal amount of that portion of each borrowing by the Borrowers under this Agreement for which the Borrowers select an Interest Period of a particular duration and, in the plural, means all of them;

“Anemi” means Grand Anemi Limited, a company duly formed and existing under the laws of the Republic of Malta, having its registered office at 198 Old Bakery Street, Valletta, Malta;

“Applicable Accounting Principles” means those accounting principles, standards and practices on which preparation of the Financial Statements is based, which are International Financial Reporting Standards (IFRS) and principles and practices adopted by the Grandunion Guarantor and its Subsidiaries at the date hereof or at any time hereafter and notified to and accepted by the Lender;

“Applicable Limit” means the maximum amount available for drawing hereunder at any relevant time and being on the date hereof Thirty Five million Dollars ($35,000,000) as it may from time to time be reduced in accordance with Clause 3.1 (ii) and any other provisions of this Agreement;

“Applicable Margin” means three point seventy five per cent (3.75%) per annum;

“Approved Brokers” means the insurance brokers appointed by the Borrowers with the Lender’s prior approval;

“Auditors” means any first class firm of international accountants to be approved by the Lender;

“Availability Period” means the period commencing from the date of this Agreement and ending on the Termination Date;

“Banking Day” means a day on which banks and financial markets are open for business in Athens, New York and London and any other financial centre which the Lender may deem appropriate for the operation of the provisions of this Agreement;

“Borrowers” means together the Rodosi Borrower, the Newlead Shipping Borrower and the Newlead Bulkers Borrower and, in the singular, means any of them;

“Budget” means, in respect of the Ship, a budget substantially in the form set out in Schedule 3 referred to in Clause 19.25;

“Charter” means the time charter in respect of the Ship dated 7 January 2009 made between the Owner as owner and the Charterer as charterer for a period of about three (3) years (about means sixty (60) days more or less in Charterer’s option) at a daily hire rate of Ten thousand Two hundred Dollars ($10,200) including overtime, as the same may from time to time be amended, varied or supplemented, with the Lender’s prior written consent;

“Charter Assignment” means in relation to the Ship, the first priority deed of assignment of the Charter made or, as the context may require, to be made between the Rodosi Borrower and the Lender in form and substance satisfactory to the Lender in its sole discretion as the same may from time to time hereafter be amended, varied or supplemented;

“Charterer” means TMT Bulk Corp. of Taipei, Taiwan;

“Classification Society” means, in respect of the Ship, Bureau Veritas, or such other classification society member of the IACS, as may be approved in writing by the Lender;

“Commitment Letter” means the letter dated 30 March 2010, issued by the Lender addressed to the Borrowers and the Grandunion Guarantor and accepted by the

Grandunion Guarantor for and on behalf of itself, the Borrowers and the Personal Guarantor on 30 March 2010;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Control” means in relation to a body corporate:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(ii)	give directions with respect to the operating and financial polices of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; and/or
(b)	the holding beneficially of more than fifty per cent (50%) of the issued share capital of such body corporate (excluding any part of that issued capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and “Controlled” shall be construed accordingly;

“Corporate Security Party” means a Security Party which is a company or a corporation;

“Default Rate” means the interest rate referred to in Clause 8.1;

“Demand Date” means the date on which the Lender shall make a demand upon the Borrowers for repayment of the Facility in accordance with Clause 11.1;

“Dollars” or “$” means the lawful currency for the time being of the United States of America;

“Drawdown” means the making of an Advance by the Lender to the Borrowers;

“Drawdown Date” means, in relation to each Advance, the date requested by the Borrowers for that Advance to be made available or (as the context requires) the date on which that Advance is actually made available;

“Earnings” means in relation to the Ship all freight, hire, passage monies and any other amounts whatsoever which may at any time be earned by or become payable to or for the account of the Owner or its agents arising out of or as a result of the ownership, possession, management and/or operation of the Ship by the Owner or its agents or under any charter (including, without limitation, the Charter), contract or carriage or other contract (including a salvage or towage contract) for the use, operation or management of the Ship, all payments for any variation of any such contract and all damages for any breach of any such contract, all general average and salvage remuneration and all compensation for requisition for hire;

“Earnings Accounts” means collectively the interest bearing deposit accounts opened by the Rodosi Borrower, each numbered 0169089429, 0338786425, 0169091427, 0338788426 into which all the Earnings of the Ship are to be paid, in accordance with Clauses 21.2 and 22.2, each such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from any Earnings Account may from time to time be paid on a time deposit basis and, in the singular, means any of them;

“Earnings Account Charge” means, in relation to each Earnings Account, the first priority assignment, pledge and charge relating to that Earnings Account opened in the name of the Rodosi Borrower executed or, as the context may require, to be executed by the Rodosi Borrower in favour of the Lender in form and substance satisfactory to the Lender as the same may from time to time hereafter be amended, varied or supplemented and, in the plural, means all of them;

“Encumbrance” means a mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security agreement or arrangement whether now existing or arising in the future on the assets or revenue of the Borrowers or any of them or any other Security Party other than a pledge or lien arising by operation of law;

“Environmental Approvals” means any permit, licence, approval, ruling, certification, exemption or other authorisation relating to the Ship required under applicable Environmental Laws;

“Environmental Claim” means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident;
and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from a Relevant Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Relevant Ship and which involves a collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Relevant Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Relevant Ship and/or any owner and/or any other operator or manager thereof is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Relevant Ship and in connection with which any Relevant Ship is actually or potentially liable to be arrested and/or where any owner and/or any operator or manager of any Relevant Ship is at fault or otherwise liable to any legal or administrative action;
“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance), which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any event referred to in Clause 24;

“Excess Risks” means in relation to the Ship the proportion of claims for general average and salvage charges and under the ordinary running-down clause, which is not recoverable in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding her insured value;

“Existing Borrowers” means together the Rodosi Borrower and Anemi and, in the singular, means either of them;

“Existing Financial Agreement” means the financial agreement dated 28 August 2009 made by and among the Lender as lender and the Existing Borrowers as joint and several borrowers pursuant to which the Lender made available to the Existing Borrowers a revolving credit facility of One hundred Twelve million Dollars ($112,000,000) for the purposes and under the terms and conditions therein set forth;

“Expiration Date” means the Original Expiration Date or any other date as the Lender may agree in writing in accordance with the provisions of Clauses 11.2 and 11.3, provided that if any such day is not a Banking Day the Expiration Date shall be the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event the Expiration Date shall be the immediately preceding Banking Day;

“Facility” means a revolving credit facility in the principal amount of up to Thirty Five million Dollars ($35,000,000) at any time outstanding to be made available to the Borrowers by the Lender in multiple Advances pursuant to the terms of Clauses 1 and Clause 3 or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lender hereunder;

“Finance Documents” means:
(a)	this Agreement;

(b)	the Security Documents; and

(c)	any other document (whether creating an Encumbrance or not) which is executed at any time by any Security Party or any other person as security for, or to establish any form of subordination or priorities’ arrangement in relation to any amount payable to the Lender under this Agreement or any of the documents referred to in this definition or in any other Clause of this Agreement;
“Financial Statements” means the audited by the Auditors or unaudited annual or quarterly financial statements of the Group, referred to in Clause 19.1 comprising in each case of a statement of income, balance sheet, cash flow statement and relative notes;

“Flag State” means, in relation to the Ship, the Republic of Liberia or any other flag state which shall be acceptable to the Lender in its sole discretion;

“General Assignment” means, in relation to the Ship, the first priority deed of assignment relative to the Insurances, the Earnings and the Requisition Compensation of the Ship made or, as the context may require, to be made by and between the Owner and the Lender in form and substance satisfactory to the Lender as the same may from time to time hereafter be amended, varied or supplemented;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency or tribunal and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Grandunion Guarantee” means the guarantee and indemnity in respect of the Borrowers’ obligations under this Agreement and the other Finance Documents executed or, as the context may require, to be executed by the Grandunion Guarantor in favour of the Lender in form and substance satisfactory to the Lender in its sole discretion as the same may from time to time be amended, varied or supplemented;

“Grandunion Guarantor” means Grandunion Inc., a corporation organized and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;

“Group” means the Grandunion Guarantor and its Subsidiaries (whether direct or indirect and including without limitation the Borrowers) from time to time during the Security Period and “members of the Group” shall be construed accordingly;

“Guarantees” means together the Grandunion Guarantee and the Personal Guarantee and, in the singular, means either of them;

“Guarantors” means together the Grandunion Guarantor and the Personal Guarantor and, in the singular, means either of them;

“Indebtedness” means any and all moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from the Borrowers or any of them (whether as principal, surety or otherwise) to the Lender under this Agreement and the other Finance Documents;

“Insurance Documents” means all slips, cover notes, contracts, policies, certificates of entry or other insurance documents evidencing or constituting the Insurances from time to time in effect;

“Insurances” means, collectively in relation to the Ship, all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or mutual hull or war risks association) or such other arrangements by way of insurance which are from time to time taken out or entered into in respect of or in connection with the Ship and/or its Earnings or any equipment on board thereof pursuant to this Agreement and including all benefits thereof including all claims of whatsoever nature and return of premiums;

“Insurers” means the underwriters, insurance companies, mutual insurance associations with or by which the Insurances are effected;

“Interest Determination Date” means the Banking Day which is two (2) Banking Days prior to the commencement of an Interest Period;

“Interest Payment Date” means each day on which interest is payable in accordance with Clause 7, provided that if any such day is not a Banking Day, the relevant Interest Payment Date shall be the next succeeding day which is a Banking Day, unless such next succeeding Banking Day falls into another calendar month, in which event, the relevant Interest Payment Date shall be the immediately preceding Banking Day;

“Interest Period” means, for each Advance, each of the successive periods determined in accordance with Clause 6 of this Agreement during which such Advance or any part thereof is outstanding and for which an Interest Rate in respect thereof is to be established hereunder;

“Interest Rate” means for each Advance (save as provided in Clause 9) the rate of interest applicable to that Advance (or any part thereof) during each Interest Period in respect thereof which is/are conclusively certified by the Lender to the Borrowers to be the aggregate of (a) the Applicable Margin and (b) LIBOR or the Lender’s cost of funding the relevant Advance, for Interest Periods of longer than six (6) months;

“ISM Code” means, in relation to its application to the Manager, the Owner, the Ship and her operation:
(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to the Ship:
(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to the Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain compliance of the Ship or the compliance of the Owner and/or the Manager with the ISM Code which the Lender may require;
“ISM SMS” means, in relation to the Ship, the safety management system for the Ship which is required to be developed, implemented and maintained by the Owner under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time;

“ISPS Code Documentation” includes, in relation to the Ship:
(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to the Ship within the periods specified by the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Lender may require;
“Lender” means Marfin Egnatia Bank Societe Anonyme, a company duly incorporated under the laws of the Republic of Greece, having its registered office at 20 Mitropoleos and Komninon, 546 24 Thessaloniki, Greece and acting in this case through its office at 91 Akti Miaouli, 185 38 Piraeus, Greece and shall include its successors and assigns;

“Letter of Undertaking” means a letter of undertaking executed or, as the context may require, to be executed by Anemi in favour of the Lender, in such terms as the Lender may approve or require;

“LIBOR” means, for an Interest Period:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the appropriate page of the Reuters Monitor Money Rates Service at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period (or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Lender to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent) of the rates per annum at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market at the Lender’s request at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Banking Day of it;
“Loan Account” means collectively the account or accounts maintained by the Lender referred to in Clause 13;

“Major Casualty” means, in relation to the Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds Three hundred thousand Dollars ($300,000) or the equivalent thereof in any other currency;

“Management Agreement” means, in relation to the Ship, the management agreement made or to be made between the Rodosi Borrower and the Manager, in form and substance satisfactory to the Lender as the same may from time to time be amended, varied or supplemented with the Lender’s prior written consent;

“Manager” means Newlead Bulkers S.A., a corporation organized and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and an office established in Greece under Greek Law 89/67 as amended at 1-7 Flessa & 83 Akti Miaouli, 185 38 Piraeus, Greece, or any other company approved by the Lender as manager of the Ship;

“Manager’s Undertaking” means, in relation to the Ship, a letter of undertaking including, where appropriate, an assignment of any obligatory insurances executed or, as the context may require, to be executed by the Manager in favour of the Lender, in such terms as the Lender may approve or require;

“Market Value” means in respect of the Ship, the value thereof determined in accordance with the provisions of Clause 21.26;

“Mortgage” means, in relation to the Ship, the first preferred Liberian mortgage, granted or, as the context may require, to be granted by the Owner to the Lender to secure the due payment of the Indebtedness in form and substance satisfactory to the Lender as the same may from time to time hereafter be amended, varied or supplemented;

“Newlead Bulkers Borrower” means Newlead Bulkers S.A., a corporation organized and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia;

“Newlead Shipping Borrower” means Newlead Shipping S.A., a corporation organized and existing under the laws of the Republic of Panama, having its resident agent’s address at HSBC Building, Samuel Lewis Avenue, Panama, Republic of Panama;

“Nomination Date” means the Banking Day which is three (3) Banking Days prior to the commencement of an Interest Period;

“Notice of Drawdown” means each written notice given by the Borrowers to the Lender pursuant to Clause 5.1.4 substantially in the form set out in Schedule 1 hereto;

“Original Expiration Date” means the date falling one (1) year from the Drawdown Date of the Advance first to occur;

“Owner” means the Rodosi Borrower;

“Permitted Liens” means any supplier’s, carrier’s, workman’s or similar lien arising in the ordinary course of business automatically by statute or by operation of law and not by way of contract in respect of amounts not yet due and payable but excluding any lien arising from any default or omission of the Security Parties or any of them;

“Personal Guarantee” means the guarantee in respect of the Borrowers’ obligations, under this Agreement and the other Finance Documents, executed or, as the context may require, to be executed by the Personal Guarantor in favour of the Lender, in form and substance satisfactory to the Lender, in its sole discretion as same may from time to time be amended, varied or supplemented;

“Personal Guarantor” means the individual acceptable to the Lender in its sole discretion who shall execute the Personal Guarantee;

Pertinent Jurisdiction”, in relation to a company, means:
(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;
“Protection and Indemnity risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of Protection and Indemnity Associations, including the proportion not otherwise recoverable in case of collision under the ordinary running-down clause;

“Refinancing Advance” shall have the meaning ascribed to it in Clause 1 (i);

“Relevant Ship” means the Ship and any other ship from time to time owned, managed or crewed by, or demise or bareboat chartered to, the Owner, any other Borrower or any other member of the Group;

“Repayment Date” means the earlier of the dates referred to in Clause 11.1, provided that if any such day is not a Banking Day the relevant Repayment Date shall be the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event the relevant Repayment Date shall be the immediately preceding Banking Day;

“Requisition Compensation” means all compensation payable by reason of any Compulsory Acquisition of the Ship;

“Rodosi Borrower” means Grand Rodosi Inc., a corporation organized and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Republic of Liberia;

“Security Documents” means collectively the Mortgage, the General Assignment, the Charter Assignment, the Guarantees, the Manager’s Undertaking, the Letter of Undertaking the Earnings Accounts’ Charges and where the context so admits this Agreement and any other agreement or document that may be executed at any time by the Borrowers, the other Security Parties or any other person as security for the due payment of the Indebtedness;

“Security Parties” means each party to the Finance Documents (other than the Lender and the Charterer) and, in the singular, means any of them;

“Security Period” means the period during which the Finance Documents remain in effect and ending when the Indebtedness is paid in full;

“Ship” means the m.v. “GRAND RODOSI”, a bulk carrier vessel, with gross tonnage of 37,519 tons and net tonnage of 22,604 tons, registered in the ownership of the Owner, under the laws and flag of the Flag State;

“Subject Documents” means all of the Finance Documents, the Charter and the Management Agreement (none to be amended, varied, supplemented or modified without the consent of the Lender), and together with any other instrument, document or memorandum, scheduled to any of the documents referred to above, and any notice, consent to acknowledgement referred to in or required pursuant to any of the documents referred to above and any document, instrument or memorandum which secures any of the obligations of the Borrowers or any of them under any of the Finance Documents or under any other Subject Document;

“Subsidiary” of a person means: (a) any other person directly or indirectly Controlled by that person; or (b) any other person whose dividends or distributions on ordinary voting share capital that person is entitled to receive more than fifty per cent (50%); or (c) any entity (whether or not so Controlled) treated as a Subsidiary in the financial statements of that person from time to time;

“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions or conditions resulting in a charge (other than taxes on the overall net income of the Lender) and “Tax” and “Taxation” shall be construed accordingly;

“Termination Date” means:

(i)	for the Refinancing Advance: 31 March 2010; and

(ii)	for each Working Capital Advance: the date falling one (1) month prior to the relevant Expiration Date or, in each case, such later date as the Lender may approve in writing;

“Total Loss” means in relation to the Ship:
(a)	the actual or constructive or compromised or arranged or agreed total loss of the Ship; or

(b)	Compulsory Acquisition of the Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of the Ship by any Government Entity or by persons acting or purporting to act on behalf of any Government Entity) unless the Ship be released and restored to the Owner from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof or such lesser period provided in the Ship’s War Risks Insurances;
“War Risks” includes all risks referred to in the Institute Time Clauses (Hulls) (1/10/83) and (1/11/95) including, but not limited to, the risk of mines, blocking and trapping, missing vessel, confiscation and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995); and

“Working Capital Advances” shall have the meaning ascribed to them in Clause 1(ii).

2.2	In this Agreement clause headings are for ease of reference only and shall be disregarded in the construction of this Agreement.

2.3	In this Agreement unless the context otherwise requires:

2.3.1	words importing the singular number shall include the plural and vice versa;

2.3.2	fees, costs and expenses shall be exclusive of any value added tax or similar tax (if any) which shall accordingly be payable in addition;

2.3.3	any reference to a document or instrument is a reference to that document or instrument as the same may have been, or may from time to time be amended or supplemented;

2.3.4	the liquidation, winding-up or dissolution of a company or body corporate or the appointment of a receiver, administrative receiver, manager or administrator of or in relation to a company or corporation or any of its assets shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which it is incorporated or any jurisdiction in which it carries on business or has assets or liabilities;

2.3.5	references to persons include any individual, partnership, firm, trust, body corporate, government, governmental body, authority, agency, unincorporated body of persons or association;

2.3.6	a reference to any enactment or statutory provision include any enactment or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, codes of practice, instruments or other subordinated legislation made under the relevant enactment or statutory provision; and

2.3.7	the words “herein”, “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular Clause or Schedule in which the words may be used.

3.	THE FACILITY – THE BORROWERS JOINT AND SEVERAL LIABILITY

3.1	The Lender hereby agrees to make available to the Borrowers subject to the terms and the conditions hereof the Facility for the purposes stated in Clause 1 in an aggregate amount not exceeding at any relevant time Thirty Five million Dollars ($35,000,000) provided however that (a) no Working Capital Advance shall be drawn down unless specifically approved by the Lender and (b) in the event that the aggregate amount of (i) the Refinancing Advance and (ii) the Working Capital Advances actually drawn down on the Drawdown Date first to occur is less than Thirty Five million Dollars ($35,000,000), the Applicable Limit shall be reduced to an amount equal to the amount of the Advances actually drawn down on such Drawdown Date.

3.2	The Borrowers undertake to use the proceeds of each Advance in accordance with and for the purposes referred to in Clause 1; the Lender (although entitled) shall not be obliged to monitor the application of such proceeds.

3.3	All the liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several so that each Borrower shall be jointly and severally responsible with the other Borrowers for all liabilities and obligations of the Borrowers under this Agreement and so that such liabilities and obligations shall not be impaired by:
(a)	any failure of this Agreement to be legal, valid, binding and enforceable in relation to any of the Borrowers whether as a result of lack of corporate capacity, due authorisation, effective execution or otherwise;

(b)	any giving of time, forbearance, indulgence, waiver or discharge in relation to any of the Borrowers or to any other party to the Finance Documents; or

(c)	any other matter or event whatsoever which might have the effect of impairing all or any of the liabilities and obligations of any of the Borrowers.
3.4	Each of the Borrowers declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and none of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrowers hereunder.

3.5	Until all sums owing to the Lender by the Borrowers under this Agreement and the other Finance Documents have been paid in full none of the Borrowers (hereinafter called a “Creditor Borrower”) will without the prior written consent of the Lender ask, demand, sue for, take or receive from the other Borrowers or any other member of the Group (hereinafter called a “Debtor Borrower”) by set-off or any other manner the whole or any part of all present and future sums, liabilities and obligations payable or owing by the Debtor Borrower to the Creditor Borrower whether actual or contingent jointly or severally or otherwise howsoever (such sums being hereinafter called the “Subordinated Liabilities”) so long as any Senior Liabilities are outstanding to the Lender (for which purpose “Senior Liabilities” shall mean all present and future sums, liabilities and obligations whatsoever payable or owing by the Borrowers (or any of them) pursuant to the Finance Documents or any of them or otherwise whatsoever, whether actual or contingent jointly or severally or otherwise howsoever).

4.	AVAILABILITY

Subject as herein provided, the Facility is available to the Borrowers to be drawn down during the Availability Period. Any part of the Facility which remains undrawn at the close of business in Athens on the relevant Termination Date shall be automatically cancelled.

5.	NOTICE OF DRAWDOWN

5.1	Subject to:
5.1.1	the receipt by the Lender of the documents specified in Clause 18.1 in form and substance satisfactory to the Lender and its legal advisers before the relevant Drawdown Date; and

5.1.2	no Event of Default having occurred or an event which with the giving of notice or passage of time or a determination by the Lender and/or the satisfaction of any other condition or any combination of the foregoing, may become an Event of Default; and

5.1.3	the representations and warranties set out in Clause 16 (updated mutatis mutandis on the relevant Drawdown Date) being true and correct; and

5.1.4	the receipt by the Lender of a Notice of Drawdown in the form set out in Schedule 1 hereto not later than 11.00 a.m. (London time) two (2) Banking Days prior to the relevant Drawdown Date setting out the date of the proposed Drawdown, each Advance shall be made available to the Borrowers in accordance with and on the terms and conditions of this Agreement.

5.2	Without prejudice to the generality of the foregoing provisions of this Clause 5 the Lender shall not be obliged to make available any Advance if, following its drawing, the covenant contained in Clause 23 (Security Margin) would cease to be complied with.

5.3	Unless otherwise expressly agreed between the Borrowers and the Lender no Advance shall be made:
5.3.1	if by being drawn down it would increase the Facility to a sum in excess of the Applicable Limit prevailing at the relevant time; and/or

5.3.2	in an amount of less than One million Dollars ($1,000,000) or multiples thereof.
5.4	Each Notice of Drawdown shall be irrevocable and the Borrowers shall be bound to borrow in accordance with such notice.

5.5	On payment of each Advance drawn down the Borrowers shall sign an Acknowledgement in the form set out in Schedule 2 hereto.

5.6	If the Borrowers give a Notice of Drawdown pursuant to Clause 5.1.4 and the Lender makes arrangements on the basis of such notice to acquire Dollars in the London Interbank Market to fund an Advance or any part thereof and the Borrowers are not permitted or otherwise fail to borrow in accordance with such Notice of Drawdown (either on account of any condition precedent not being fulfilled or otherwise) the Borrowers shall indemnify the Lender against any damages, losses or expenses which the Lender may incur (either directly or indirectly) as a consequence of the failure by the Borrowers to borrow in accordance with such Notice of Drawdown.

5.7	The Borrowers may, at any time during the Availability Period, cancel the Facility or, as the case may be, any part thereof which remains undrawn in whole or in part (but if in part in a minimum of One hundred thousand Dollars ($100,000) or a multiple thereof upon giving the Lender three (3) Banking Days’ notice in writing to that effect. Such notice once given shall be irrevocable and upon such cancellation taking effect the Facility shall be reduced accordingly. Notwithstanding any such cancellation pursuant to this Clause 5.7 the Borrowers shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clauses 7, 9, 15 and 28.

6.	INTEREST PERIODS

6.1	Subject to Clause 6.2, the Interest Periods applicable to each Advance shall (subject to market availability) be periods of a duration of three (3) or six (6) months (or such other periods as the Lender and the Borrowers may agree) as selected by the Borrowers by written notice to be received by the Lender not later than 11.00 a.m. (London time) on the relevant Nomination Date;

6.2	Notwithstanding the provisions of Clause 6.1:
6.2.1	the initial Interest Period in respect of each Advance shall commence on the Drawdown Date thereof and shall end on the expiry date thereof and each subsequent Interest Period for that Advance shall commence on the expiry of the preceding Interest Period in respect thereof;

6.2.2	if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event that Interest Period shall end upon the immediately preceding Banking Day;

6.2.3	no Interest Period shall extend beyond the Repayment Date;

6.2.4	if the Borrowers fail to select an Interest Period in accordance with the above, such Interest Period shall be of three (3) months duration or of such other duration as the Lender in its sole discretion may select; and

6.2.5	save as provided in Clause 6.2.1 the Borrowers shall not select more than one (1) Interest Period at any one time.
7.	INTEREST

7.1	Subject to the terms of this Agreement the Borrowers shall pay to the Lender interest in respect of each Advance (or the relevant part thereof) accruing at the Interest Rate for each Interest Period relating thereto in arrears on the last day of each Interest Period, provided that where such Interest Period is of a duration longer than three (3) months, accrued interest in respect of such Advance (or such part thereof) shall be paid every three (3) months during such Interest Period and on the last day of such Interest Period.

7.2	Interest shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

7.3	The Interest Rate applicable for each Interest Period shall be calculated and determined by the Lender on each Interest Determination Date and each such determination of an Interest Rate hereunder shall be promptly notified by the Lender to the Borrowers at the beginning of each Interest Period in respect thereof. The Lender’s certificate as to the Interest Rate applicable shall be final and (except in the case of manifest error) binding on the Borrowers and the other Security Parties.

8.	DEFAULT INTEREST

8.1	In the event of a failure by the Borrowers to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and/or the other Finance Documents and irrespective of any notice by the Lender or any other person to the Borrowers in respect of such failure, the Borrowers shall pay interest on such amount on demand from the date of such default up to the date of actual payment (as well after as before judgment) at the per annum rate which is the aggregate of (a) two point five per cent (2.5%) and (b) the Applicable Margin and (c) the rate at which the Lender in accordance with its normal practice is offered deposits in Dollars in the London Interbank Market for such period as the Lender may select at or about 11.00 a.m. (London time) on the Banking Day immediately following that on which the Lender becomes aware of the default and, so long as the default continues, such rate shall be recalculated on the same basis thereafter.

8.2	Any interest which shall have accrued under Clause 8.1 in respect of an unpaid amount shall be due and payable at the end of the period by reference to which it is calculated or such other date or dates as the Lender may specify by written notice to the Borrowers.

8.3	Clauses 7.2 and 7.3 shall apply to the calculation of interest on amounts in default.

9.	SUBSTITUTE BASIS

9.1	If the Lender determines (which determination shall be conclusive) that:
9.1.1	at 11.00 a.m. (London time) on any Interest Determination Date the Lender was not being offered by banks in the London Interbank Market deposits in Dollars in the required amount and for the required period; or

9.1.2	LIBOR would not adequately reflect the cost of the Lender of making, funding or maintaining the Facility or any part thereof for the duration of the next succeeding Interest Period; or

9.1.3	by reason of circumstances affecting the London Interbank Market such deposits are not available to the Lender in such market; or

9.1.4	adequate and reasonable means do not or will not exist for the Lender to ascertain the Interest Rate applicable to the next succeeding Interest Period; or

9.1.5	Dollars will or may not continue to be freely transferable;
then, and in any such case the Lender shall give notice of any such event to the Borrowers and in case any of the above occurs on the Interest Determination Date prior to a

Drawdown Date the Borrowers’ right to borrow an Advance which remains available for borrowing shall be suspended during the continuation of such circumstances.

9.2	If, however, any of the events described in Clause 9.1 occurs on any other Interest Determination Date relative to an Advance or any part thereof, then the duration of the relevant Interest Period(s) shall be up to one (1) month and during such Interest Period the Interest Rate applicable to such Advance or the relevant part thereof shall be the rate per annum determined by the Lender rounded upwards to the nearest whole multiple of one sixteenth per cent (1/16th%) to be the aggregate of the Applicable Margin and the cost (expressed as a percentage rate per annum) to the Lender of funding the amount of such Advance or any part thereof during such Interest Period(s).

9.3	During such Interest Period(s) the Borrowers and the Lender shall negotiate in good faith in order to agree an Interest Rate or Rates and Interest Period or Periods satisfactory to the Borrowers and the Lender to be substituted for those which but for the occurrence of any such event as specified in this Clause would have applied. If the Borrowers and the Lender are unable to agree on such an Interest Rate(s) and Interest Period(s) by the day which is two (2) Banking Days before the end of the Interest Period referred to above, the Borrowers shall repay the Facility together with accrued interest thereon at the Interest Rate set out above together with all other amounts due under this Agreement relative to the Facility but without any prepayment fee, on the last day of such Interest Period, whereupon both Facility shall be cancelled and no further Advances shall be made hereunder.

10.	PREPAYMENT

10.1	The Borrowers shall be obliged to prepay the Indebtedness in full, if the Ship is sold or to the Ship becomes a Total Loss or in the case that the Mortgage on the Ship is discharged.

10.2	Any prepayment referred to in Clause 10.1 shall be effected on the following dates (as appropriate):
(a)	in the case of a sale of the Ship, on or before the date on which such sale is completed by delivery of the Ship to its buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling one hundred eighty (180) days after the date of occurrence of such Total Loss and the date or receipt by the Lender of the proceeds of insurance relating to such Total Loss; or

(c)	in the case the Mortgage on the Ship is discharged (other than in the circumstances referred to in paragraph (a) above and where the Borrowers and the other Security Parties have discharged all their obligations under this Agreement and the other Finance Documents), on or before the date on which the Mortgage on the Ship is discharged.
10.3	For the purposes of this Clause 10.1, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of the Ship on the actual date and at the time the Ship was lost or if such date is not known, the date on which the Ship was last reported;

(b)	in the case of a constructive total loss of the Ship upon the date and at the time notice of abandonment of the Ship is given to the Insurers of the Ship for the time being (provided a claim for such total loss is admitted by the Insurers) or, if the Insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the Owner to the Insurers of the Ship, on the date and at the time on which the incident which may result, in the Ship being subsequently determined to be a constructive total loss has occurred;

(c)	in the case of a compromised or arranged total loss of the Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Insurers of the Ship;

(d)	in the case of Compulsory Acquisition of the Ship, on the date upon which the relevant Compulsory Acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to Compulsory Acquisition of the Ship by any Government Entity, or by persons purporting to act on behalf of any Government Entity), which deprives the Owner of the use of the Ship for more than thirty (30) days or for a lesser period in the Ship’s War Risk Insurances, upon the expiry of the said period after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
10.4	By giving not less than fifteen (15) Banking Days’ prior written notice to the Lender the Borrowers may prepay all or any part of the Facility (but if in part the amount to be prepaid shall be One hundred thousand Dollars ($100,000) or a multiple thereof) at the end of the then current Interest Period. The Borrowers shall obtain any consent or approval from the relevant authorities that may be necessary to make any such prepayment of the Facility or any part thereof and if it fails to obtain and/or comply with the terms of such consent or approval and in consequence thereof the Lender has to repay the amount prepaid or the Lender incurs any penalty or loss then the Borrowers shall indemnify the Lender forthwith against all amounts so repaid and/or against all such penalties and losses incurred.

10.5	Unless the Lender otherwise expressly agrees in writing, all prepayments under Clause 10.4 shall be applied towards prepayment of the Facility; provided however that unless the Lender otherwise requires any sums so prepaid shall be available for reborrowing up to the Applicable Limit prevailing at the relevant time in accordance with the provisions of Clause 10.8.

10.6	Save as otherwise herein expressly provided, any prepayment of the Facility or any part thereof made or deemed to be made under this Agreement shall, if made otherwise than at the end of an Interest Period relative to the amounts prepaid, be made together with accrued interest thereon and such additional amount (if any) as the Lender may certify as necessary to compensate the Lender for any costs incurred or to be incurred by it as a result of such prepayment.

10.7	Any notice of prepayment given by the Borrowers under this Agreement shall be irrevocable and the Borrowers shall be bound to prepay in accordance with each such notice.

10.8	Subject to other provisions of this Agreement (including, without limitation, Clauses 9.1, 10.10, 11.1, 11.2, 11.3, 15.1 and 24) any prepayment made under this Agreement and applied against the Facility or any part thereof may be reborrowed hereunder.

10.9	The Borrowers may not prepay all or any part of the Facility except in accordance with the express terms of this Agreement.

10.10	At the end of each period to which each Budget relates, the Lender shall determine on the basis of trading accounts for the Ship and such other evidence as the Lender may require, whether the Owner had a surplus of funds (the “Surplus Earnings”) over the Owner’s requirements for operation and maintenance of the Ship during the relevant quarterly period (after meeting their other obligations to the Lender under this Agreement). Upon such determination by the Lender, the Borrowers shall forthwith pay to the Lender an amount equal to the amount of the Surplus Earnings and such amount shall be applied towards prepayment of the Facility; provided however that, unless the Lender determines otherwise, upon prepayment and application of such amounts towards the Facility in accordance with this Clause 10.10, the Applicable Limit shall be reduced by the amounts so prepaid and applied and such amounts may not be re-borrowed.

11.	REPAYMENT

11.1	Subject as hereinafter provided, the aggregate of all outstanding amounts of the Facility shall be repaid by the Borrowers upon the earlier of:
i)	the Original Expiration Date or, subject to Clause 11.2 in the case of any extension or renewal of the Facility pursuant to Clause 11.3, the last Banking Day of the period specified in the Lender’s notice referred to in Clause 11.3; and

ii)	the Demand Date, provided however that unless an Event of Default has occurred the Lender shall give a ninety (90) days prior written notice to the Borrowers of its intention to make a demand for repayment hereunder whereupon in either such case, the Facility shall be cancelled and no further Advances shall be drawn down.

11.2	The Borrowers may request in writing an extension of the Facility for further periods of up to twelve (12) months, PROVIDED THAT such request must be addressed to the Lender at least twenty (20) Banking Days prior to the Original Expiration Date or (in case the Facility has already been extended pursuant to the terms of this Clause) twenty (20) Banking Days prior to the relevant Expiration Date specified in the Lender’s notice referred to in Clause 11.3

11.3	The Lender may (in its sole and absolute discretion) by a notice in writing to the Borrowers, consent to the request of the Borrowers referred to in Clause 11.2 above and agree to the extension of the Facility for one or more periods of up to twelve (12) months. PROVIDED HOWEVER THAT the Lender may at its discretion, upon giving its consent to such extension adjust the Applicable Limit as it may deem appropriate. If the Lender does not give such consent as aforesaid, all outstanding amounts of the Facility shall be repayable in accordance with Clause 11.1. Any such notice shall be without prejudice to the Lender’s right to make demand upon the Borrowers at any time pursuant to Clause 11.1 (ii).

12.	APPLICATION

All moneys received by the Lender under or pursuant to this Agreement and/or any of the other Finance Documents and expressed to be applicable in accordance with the provisions of this Clause 12 shall be held by the Lender, to be applied in the following manner:
(a)	first, in or towards payment of all sums other than principal of or interest on the Facility which may be owing to the Lender under this Agreement and the other Finance Documents or any of them;

(b)	second, in or towards payment to the Lender of any default interest and/or overdue principal payments payable to the Lender under the Finance Documents;

(c)	third, in or towards payment to the Lender of any interest owing in respect of the Facility or any part thereof;

(d)	fourth, in or towards payment to the Lender of principal owing in respect of the Facility;

(e)	fifth, in or towards payment to the Lender of any amount due to it in accordance with the provisions of Clauses 10.6 and 28 by reason of any such payment in respect of the Facility not being effected on the last day of an Interest Period in respect of the total amount of the Facility;

(f)	sixth, at any time on or after the occurrence of an Event of Default or any event which with the giving of notice or passage of time or a determination by the Lender and/or satisfaction of any condition or any continuation of the foregoing may become an Event of Default in retention of a sum equal to the total of any and all other amounts which (in the reasonable opinion of the Lender) although not then due to the Lender under this Agreement and the other Finance Documents will become so due to the Lender, such sums thereafter to be applied by the Lender from time to time in accordance with this Clause 12; and

(g)	seventh, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.
13.	EVIDENCE OF DEBT

13.1	The Lender shall maintain in accordance with its usual practice one or more Loan Accounts in the name of the Borrowers evidencing the Indebtedness.

13.2	In any legal action or proceedings arising out of or in connection with this Agreement and/or the other Finance Documents the entries made in the Loan Account(s) maintained pursuant to Clause 13.1 shall be conclusive evidence (save in the case of manifest error) of the existence and amounts of the liabilities of the Borrowers therein recorded.

14.	PAYMENTS

14.1	All amounts payable under this Agreement and/or the other Finance Documents by the Borrowers, including amounts payable under this Clause 14, shall be paid in full to the Lender without set-off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any Taxes.

14.2	In the event the Borrowers are required by law to make any such deduction or withholding from any payment hereunder then the Borrowers shall forthwith pay to the Lender such additional amount as will result in the immediate receipt by the Lender (as the case may be) of the full amount which would have been received hereunder had no such deduction or withholding been made, but if the Lender shall be or become entitled to any Tax credit or relief in respect of any Tax which is deducted from any payment by the Borrowers and if the Lender in its sole determination actually receives a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, the Lender shall, subject to any laws or regulations applicable thereto, pay to the Borrowers after such benefit is effectively received by the Lender such amounts (which shall be conclusively certified by the Lender) as shall ensure that the net amount actually retained by the Lender is equal to the amount which would have been retained if there had been no such deduction; the Borrowers shall immediately forward to the Lender official receipt of the relevant taxation or other authority or other evidence acceptable to the Lender of the amount deducted or withheld as aforesaid, provided that in the event that it shall be illegal for the Borrowers to pay such additional amount as is referred to in this Clause 14.2 then the Indebtedness shall be repayable by the Borrowers to the Lender on demand.

14.3	All payments to be made by the Borrowers under this Agreement and/or the other Finance Documents shall be made in Dollars in immediately available and freely transferable and convertible funds not later than 11.00 a.m. London time on the date upon which the relevant payment is due to the Lender at such account as the Lender may from time to time nominate by written notice to the Borrowers.

14.4	The Borrowers undertake to indemnify the Lender against any loss incurred by the Lender as a result of any judgment or order being given or made for the payment of any amount due under this Agreement and/or the other Finance Documents and such judgment or order being expressed in a currency other than the currency in which the payment was due under this Agreement and/or the other Finance Documents and as a result of any variation having occurred in rates of exchange between the date on which the currency is converted for the purpose of such judgment or order and the date of actual payment thereof. This indemnity shall constitute a separate and independent liability of the Borrowers and shall continue in force and effect notwithstanding any such judgment or order as aforesaid.

15.	CHANGE OF CIRCUMSTANCES

15.1	If:
15.1.1	any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof:
(a)	subjects the Lender to any Tax with respect to payments of principal of or interest on the Facility or any other amount payable hereunder; or

(b)	changes the basis of Taxation of payments to the Lender of principal of or interest on the Facility or of any other amount payable hereunder (other than a change in the rate of Tax on the overall net income of the Lender); or

(c)	imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by any office of the Lender; or

(d)	imposes on the Lender any other condition affecting this Agreement, the Facility or any part thereof or its funding; or
15.1.2	the Lender complies with any request, law, regulation (including any which relates to capital adequacy or liquidity control or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement (including without limitation, those resulting from the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel ll”) or any other law or regulation which implements Basel II) or directive from any applicable fiscal or monetary authority (whether or not having the force of law) and as a result of any of the foregoing either directly or indirectly:
(a)	the cost to the Lender of making, funding or maintaining the Facility or any part thereof is increased; or

(b)	the amount of principal, interest or other amount payable to the Lender or the effective return to the Lender hereunder is reduced; or

(c)	the Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount receivable by it from the Borrowers hereunder, then and in each such case upon demand from time to time the Borrowers shall pay to the Lender such amount as shall compensate the Lender for such increased cost, reduction, payment or foregone interest or other return. If the Lender is entitled to make a claim pursuant to this Clause it shall notify the Borrowers of the event by reason of which it is so entitled and shall submit to the Borrowers a certificate setting out details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated and in the absence of manifest error such certificate shall be conclusive.

On receipt of such certificate the Borrowers shall have the option to prepay within ninety (90) days the Facility together with all interest accrued thereof and all costs and other amounts (including amounts payable referred to above and any amount payable under Clause 10.6) payable to the Lender hereunder. If the Borrowers decide to exercise such option they shall give written notice to the Lender and prepay the amount due to the Lender within ninety (90) days of the receipt of the certificate referred to above. The Lender’s duties and liabilities hereunder shall be cancelled on the giving of such notice.

15.2	Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for the Lender to make, fund or maintain the Facility or any part thereof, the Lender may by written notice thereof to the Borrowers declare that the Lender’s duty to provide the Borrowers with the Facility shall be terminated forthwith whereupon the Borrowers will prepay forthwith (or if permitted by law on the next following Interest Payment Date) the Facility together with all interest accrued thereon and all other amounts payable to the Lender hereunder including the amounts due under Clause 10.6. The Lender’s duties and liabilities hereunder shall be cancelled on the giving of such notice.

15.3	If any of the events referred to in Clause 15.1 or Clause 15.2 shall occur, but without prejudice to the liability of the Borrowers to prepay the Facility, the Borrowers and the Lender concerned shall negotiate in good faith with a view to agreeing terms for making the Facility available from another jurisdiction, or funding the Facility from alternative sources or otherwise restructuring the Facility on a basis which is not unlawful.

16.	REPRESENTATIONS AND WARRANTIES

16.1	The Borrowers hereby represent and warrant to the Lender that:
16.1.1	each Security Party is a company or corporation duly formed and validly existing under the laws of the country of its incorporation and has the power and authority to own its assets and carry on business in each jurisdiction in which it owns assets or carries on business;

16.1.2	each Security Party has power to enter into this Agreement and the other Subject Documents to which such Security Party is a party and to perform and discharge its/his/her duties and liabilities hereunder and thereunder and (in the case of the Borrowers) to borrow hereunder and to enter into Designated Transactions and each Security Party has taken all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Agreement and the other Subject Documents and the borrowings to be made hereunder;

16.1.3	the execution, delivery and performance of this Agreement and the other Subject Documents will not contravene or exceed the powers granted to each Security Party or by, or any provision of, any law or regulation in any jurisdiction to which the Security Parties or any of them are/is subject, any order or decree of any governmental agency or court of or in any jurisdiction to which the Security Parties or any of them are/is subject, the certificates of incorporation, the other constitutional documents of the Security Parties or any of them or any mortgage, deed, contract or agreement to which the Security Parties or any of them is/are a party and which is binding upon the Security Parties’ assets, and will not cause any Encumbrance to arise over or attach to all or any part of any Security Party’s revenues or assets nor require any Security Party to create any such Encumbrance;

16.1.4	all consents, licences, approvals, registrations, authorisations or declarations (including, without limitation, all foreign exchange control approvals) in any jurisdiction to which the Security Parties or any of them is/are subject required to enable the Borrowers to borrow hereunder and to enter into Designated Transactions and the Borrowers and the other Security Parties lawfully to enter into and perform and discharge their respective duties and liabilities under this Agreement and the other Subject Documents to which each of them is a party and to ensure that the duties and liabilities of each of the Borrowers and the other Security Parties hereunder and thereunder are legal, valid and enforceable in accordance with the terms of this Agreement and the other Subject Documents to which each of them is a party and to make this Agreement and the other Subject Documents admissible in evidence in such aforesaid jurisdictions have been obtained or made and are in full force and effect;

16.1.5	this Agreement and each of the other Subject Documents to which each Security Party is a party constitute the legal, valid, binding and unconditional duties and liabilities of such Security Party as is a party thereto, enforceable against such Security Party in accordance with the terms hereof or thereof;

16.1.6	no Security Party has failed to pay when due any material amount or to perform any material duty under the provisions of any agreement relating to indebtedness in excess in aggregate of Three hundred thousand Dollars ($300,000) to which such Security Party is a party or by which it may be bound and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or both would constitute, a material breach or default by such Security Party under any such agreement;

16.1.7	no litigation or administrative proceedings in any court, arbitration tribunal or governmental authority are pending or threatened against any Security Party or any of its assets which might materially adversely affect such Security Party’s ability to perform and discharge its duties and liabilities hereunder and under the other Subject Documents to which it/he/she is a party thereto;

16.1.8	the Financial Statements provided by the Borrowers to the Lender in accordance with Clause 19.1 are complete and correct and present fairly the position of the members of the Group therein stated and the results of the operations of the members of the Group ended on such date, and have been prepared in accordance with the Applicable Accounting Principles consistently applied and give a true and fair view of the financial condition, assets and liabilities of the members of the Group therein stated at the date to which such Financial Statements have been prepared and since that date there has been no adverse change in the financial conditions of the business, assets or operation of the members of the Group therein stated or the Group taken as a whole (as the case may be);

16.1.9	the information provided to the Lender in relation to this transaction is true and correct in all material respects and does not omit any information necessary to make any of the information so provided not misleading;

16.1.10	the copy of each Subject Document delivered by the Borrowers to the Lender is a true and complete copy thereof;

16.1.11	none of the parties to the Subject Documents is in default thereunder;

16.1.12	none of the Security Parties is in default under any agreement to which it/he is a party or by which it may be bound and no litigation, arbitration, tax claim, administrative proceeding or investigation is current or pending or (to its knowledge) threatened;

16.1.13	the financial condition of the Borrowers and the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender;

16.1.14	all the obligations and liabilities of the Borrowers hereunder rank and will rank at least pari passu in right of payments with all other unsubordinated indebtedness of the Borrowers or any of them;

16.1.15	save as disclosed to the Lender in writing none of the Borrowers nor any other Security Party has incurred any indebtedness or authorised or accepted any capital commitments (other than that normally associated with the day to day operation or trading of the Ship, where appropriate);

16.1.16	no Taxes are imposed by deduction withholding or otherwise or any other payment to be made by any Security Party under this Agreement and/or any other of the Subject Documents or are imposed on or by virtue of the execution or delivery of the Agreement and/or any other of the Subject Documents or any document or instrument to be executed or delivered hereunder or thereunder and all relevant tax returns have been filed;

16.1.17	the choice of law agreed to govern this Agreement and/or any other Subject Document and the submission to the jurisdiction of the courts agreed in each of the Subject Documents are or will be on execution of the respective Subject Documents valid and binding on the Borrowers and any other Security Party which is a party thereto;

16.1.18	no Encumbrance exists on any Security Party’s assets except as permitted by this Agreement;

16.1.19	the giving of the Grandunion Guarantee is to the commercial benefit of the Grandunion Guarantor in that the Grandunion Guarantor belongs to the same group of companies as the Borrowers and has a commercial interest in the Facility being extended to the Borrowers and by giving its Guarantee, the Grandunion Guarantor furthers its own business interests within the scope of its constitutional documents;

16.1.20	the giving of the Personal Guarantee pursuant to this Agreement by the Personal Guarantor is to the commercial benefit of the Personal Guarantor;

16.1.21	each of the Subject Documents is in full force and effect and constitutes the valid binding and enforceable obligations of the Borrowers and each other Security Party which is a party thereto, and the other parties to it and there has been no breach of the terms or the obligations of any party to it thereunder and no person has disputed or repudiated or disclaimed any liability under it or indicated that it does not consider itself bound by or does not intend to comply with any of the terms of any such documents;

16.1.22	the Borrowers and the other Security Parties have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject and none of the Borrowers nor any other Security Party has an office in England or in the United States of America;

16.1.23	no member of the Group is overdue in the payment of any amount in respect of Tax;

16.1.24	the Owner is the legal and beneficial owner of the Ship under the laws of the Flag State;

16.1.25	the Ship is in the absolute and (as of the Drawdown Date first to occur) unencumbered ownership of the Owner save as contemplated by this Agreement and the other Finance Documents;

16.1.26	the Ship maintains the highest class with her Classification Society free of all recommendations and qualifications of her Classification Society or other conditions or notations affecting class;

16.1.27	the Ship is operationally seaworthy;

16.1.28	except for the registration of the Mortgage at the appropriate registry of the Flag State, it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the other Subject Documents, that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax in the United Kingdom or in the Republic of Greece or in the Republic of Liberia or in the Republic of Panama or in any other country where any Security Party carries on business;

16.1.29	the Ship complies with all relevant laws, regulations and requirements (statutory or otherwise), including without limitation, the ISM Code, the ISPS Code, the ISM Code Documentation, the ISPS Code Documentation as are applicable to (i) ships registered under the laws of the Flag State and (ii) engaged in the same or a similar service as the Ship is or is to be engaged;

16.1.30	the Ship is insured in accordance with the provisions of this Agreement in respect of Insurances;

16.1.31	the Ship is managed by the Manager under the terms of the Management Agreement;

16.1.32	the Owner and the Manager comply with the provisions of all Environmental Laws in respect of the Ship;

16.1.33	the Owner and the Manager have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals in respect of the Ship as appropriate;

16.1.34	neither the Owner nor the Manager have received notice of any Environmental Claim that alleges that the Owner and/or the Manager is not in compliance with any Environmental Law or any Environmental Approval in respect of the Ship;

16.1.35	there is no Environmental Claim pending against the Owner, the Manager, the Ship or any of them; and

16.1.36	no Environmental Incident has occurred which could or might give rise to any Environmental Claim against the Owner, the Manager and the Ship.
16.2	The representations and warranties of the Borrowers set out in Clause 16.1 above shall survive the execution of this Agreement and shall be deemed to be repeated on each Drawdown Date and on each Interest Payment Date with respect to the facts and circumstances existing at each such time as if made at such time.

17.	SECURITIES

17.1	The Borrowers hereby agree that the Security Documents shall secure with first priority, the due payment of the Indebtedness.

17.2	It is declared and agreed in relation to the security created by the Security Documents that:
17.2.1	it shall be held by the Lender as a continuing security for the payment of the Indebtedness;

17.2.2	the security so created shall not be satisfied or discharged by intermediate payment or satisfaction of any part of the amount secured thereunder;

17.2.3	the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Lender for all or any part of the amounts thereby secured; and

17.2.4	every power and right given to the Lender hereunder shall be in addition to and not in limitation of any and every other power or right of the Lender under the Security Documents and may be exercised from time to time in such order and as often as the Lender may consider appropriate.
18.	CONDITIONS PRECEDENT

18.1	Notwithstanding the provisions of Clause 5, the agreement of the Lender to permit the Drawdown of any Advance hereunder is subject to the condition that the Lender shall have received not later than the Drawdown Date in respect of such Advance the following documents or evidence in form and substance satisfactory to the Lender and its legal advisers:
18.1.1	a certificate signed by the secretary or a director of each Security Party, stating, inter alia, the full names of the persons or persons legally and beneficially entitled as shareholders/stockholders of the entire issued and outstanding shares/stock of that Security Party and a copy, certified as a true copy by the secretary of each Security Party of the resolutions of the board of directors and of the shareholders of each Security Party authorising the transaction contemplated hereby and authorising a person or persons to sign or execute on behalf of each Security Party this Agreement, each Notice of Drawdown (as in the form of Schedule 1 thereof), each Acknowledgement (as in the form of Schedule 2 hereof) and the other Finance Documents as is a party thereto;

18.1.2	the originals of any power or powers of attorney granted pursuant to Clause 18.1.1;

18.1.3	specimen signatures, duly authenticated of the person or persons referred to in Clause 18.1.1;

18.1.4	certificates or other evidence satisfactory to the Lender in its sole discretion of the existence and good standing of each Security Party, dated not more than fifteen (15) days before the date of this Agreement;

18.1.5	copies, duly certified as a true copy by the respective secretaries of each Security Party of the certificate of incorporation and the other constitutional documents of each Security Party;

18.1.6	evidence that the Earnings Accounts has been duly opened by the Rodosi Borrower as appropriate and all mandate forms, signature cards and authorities have been duly delivered and that the Earnings Accounts are free of all liens or charges other than the liens and charges in favour of the Lender referred to herein;

18.1.7	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action (including but without limitation governmental approval, consents, licences, authorisations, validations or exemptions which the Lender or its legal advisers may require) by the Security Parties or any of them with respect to this Agreement and the other Finance Documents;

18.1.8	the Grandunion Guarantee duly executed by the Grandunion Guarantor;

18.1.9	the Personal Guarantee duly executed by the Personal Guarantor;

18.1.10	the Earnings Accounts’ Charges duly executed by the Rodosi Borrower, as appropriate;

18.1.11	evidence that the fees payable to the Lender in accordance with Clause 26 have been duly paid;

18.1.12	such documentation and other evidence (in form and substance satisfactory to the Lender) as is reasonably requested by the Lender in order for the Lender to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Subject Documents;

18.1.13	evidence that an amount of Fifteen thousand Euros (€15,000) has been paid to the Lender’s Greek and English law legal advisors in respect of their fees in connection with this Agreement and the other Finance Documents;

18.1.14	evidence that an amount of One thousand Euros (€1,000) has been paid to the Lender’s Liberian law legal advisors in respect of their fees in connection with this Agreement and the other Finance Documents;

18.1.15	letter from HFW Nominees Limited to the Lender confirming acceptance of their appointment as agents for service of process in England under Clause 38.4;

18.1.16	a letter from Mrs. Stella Nikolaou to the Lender confirming acceptance of her appointment as agent for service of process in Greece under Clause 38.5;

18.1.17	the opinion letters from Liberian, Panamanian and such other legal counsels as the Lender may require, all acceptable to the Lender, in relation to this Agreement and the other Finance Documents referred to in this Clause 18.1, and in form and substance satisfactory to the Lender;

18.1.18	copies of the Management Agreement and of the Charter certified as true and complete copies thereof by the Borrowers’ legal counsel;

18.1.19	the Letter of Undertaking duly executed by Anemi;

18.1.20	the Mortgage over the Ship duly executed by the Owner and notarised or legalised as appropriate and duly recorded at the appropriate shipping registry of the Flag State;

18.1.21	the General Assignment and the Charter Assignment in respect of the Ship duly executed by the parties thereto;

18.1.22	the notices of assignment of the Insurances and of the Earnings in respect of the Ship duly signed by the Owner;

18.1.23	the notices of assignment of the Earnings and of the Charter in respect of the Ship duly signed by the Owner thereof and acknowledged by the Charterer as appropriate;

18.1.24	if required by the Lender, a survey report for the Ship issued by a surveyor appointed by and/or acceptable to the Lender at the expense of the Owner certifying the condition of the Ship;

18.1.25	evidence that save for the Encumbrances created by the relevant Finance Documents there is no Encumbrance whatsoever on the Ship except in favour of the Lender;

18.1.26	evidence that the Ship is insured in accordance with the provisions of this Agreement;

18.1.27	evidence that the Ship is classed at the highest classification status with the Classification Society, free of overdue recommendations or other conditions or notations affecting her class;

18.1.28	market valuations on the basis specified in Clause 21.26 issued by reputable sale and purchase brokers appointed by or acceptable to the Lender, at the expense of the Owner, certifying the Market Value of the Ship;

18.1.29	certified copies of the classification and international safety and trading certificates of the Ship issued by the Classification Society of the Ship free of recommendations or other conditions or notations affecting her class;

18.1.30	evidence that the Ship is registered in the ownership of the Owner under the laws of the Flag State, free from registered Encumbrances other than the Mortgage registered thereon;

18.1.31	copies of the ISM Code Documentation and the ISPS Code Documentation in relation to the Ship, the Owner and the Manager;

18.1.32	the Manager’s Undertaking and the notice of assignment of insurances in relation thereto in respect of the Ship duly executed by the Manager; and

18.1.33	evidence that on or before the Drawdown Date first to occur (i) the indebtedness in relation to the Existing Financial Agreement shall be prepaid by an amount equal to the aggregate amount of the Advances drawn down on the Drawdown Date first to occur and the Applicable Limit (as defined therein) shall have been reduced by such amount so prepaid and applied and such amount may not be re-borrowed by the Existing Borrowers thereunder;

18.1.34	copy of each Government’s Gazette Issue, wherein the joint ministerial decision regarding the establishment of an office of each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower in Greece under Law 89/67 as amended, has been published, together with any amendment(s) thereof;

18.1.35	certificate issued by the Greek Ministry of Merchant Marine in respect of each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower, evidencing the establishment of an office of each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower respectively in Greece under Law 89/67;

18.1.36	valid certificate dated not later than fifteen (15) days prior to the relevant Drawdown Date issued by the competent authority confirming that each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower is current with its obligations with regard to social security contributions; and

18.1.37	such further documents and evidence as the Lender may hereafter request.
18.2	If the Lender, at its discretion, permits an Advance or any part thereof to be borrowed before certain of the conditions referred to in Clause 18.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within five (5) Banking Days after the relevant Drawdown Date (or such longer period as the Lender specifies).

19.	FINANCIAL AND GENERAL UNDERTAKINGS

The Borrowers hereby jointly and severally undertake with the Lender that throughout the Security Period the Borrowers shall (and shall procure that each other relevant Security Party shall) comply with the following provisions of this Clause 19, except as the Lender may otherwise permit:

19.1	to supply the Lender with such number of copies as the Lender may require of (i) the annual Financial Statements of the Group audited by the Auditors as soon as available but in any event not later than one hundred and eighty (180) days after the end of the relevant period to which they relate starting with the 2009 Financial Statements, (ii) the quarterly unaudited Financial Statements of the Group as soon as available but in any event not later than ninety (90) days after the end of the relevant quarterly period starting with the accounts for the quarterly period ending 31 December 2009 and (iii) such other information with regard to the business, properties or condition, financial or otherwise, of each member of the Group as the Lender may from time to time reasonably request;

19.2	to procure that the Financial Statements to be delivered from time to time in accordance with Clause 19.1 shall be prepared in accordance with the Applicable Accounting Principles and practices consistently applied, which shall present fairly the financial position of the Group as at the end of each period, to which they relate and the results of the operations for the period which they relate;

19.3	to obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Agreement and the Subject Documents under any applicable law or regulation to enable them to perform and discharge their duties and liabilities hereunder and thereunder and promptly supply the Lender with copies thereof;

19.4	to ensure that at all times the claims of the Lender against each Security Party under this Agreement and the other Finance Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

19.5	to deliver to the Lender translations into English (certified by an authorised translator) of any documents which have to be delivered to the Lender under the terms of this Agreement or the other Finance Documents, the originals of which are not in the English language;

19.6	not to make any loans or advances to, or any investments in, any person, firm, corporation or joint venture (or to any officer, director, stockholder, employee or customer of any such person);

19.7	not to borrow any money or permit any such borrowing to continue or incur any indebtedness whatsoever other than the Facility or other than by way of subordinated shareholders’ loans or enter into any agreement for payment on deferred terms (otherwise than on customary suppliers’ credit terms) or any equipment lease or contract hire agreement other than in the ordinary course of business;

19.8	not to assume, guarantee or otherwise undertake the liability of any person, firm or company (otherwise than pursuant to the terms hereof and in the ordinary course of operation or trading of the Ship);

19.9	not to authorise or accept any capital commitments (save and except in connection with the ordinary course of operation or trading of the Ship where appropriate);

19.10	not to declare or pay any dividends or repay any shareholders’ loans or make any distributions to their shareholders in any form whatsoever;

19.11	not to and procure that the Manager and each other Security Party shall not change the nature of their/its business or commence any business other than the ownership and operation of ships;

19.12	not to (save and except as provided in this Agreement or otherwise in favour of the Lender), create or permit to exist any Encumbrance whatsoever on the Ship or on any of the other property or assets, real or personal of the Borrowers or any of them whether now owned or hereafter acquired, other than a Permitted Lien without the prior written consent of the Lender;

19.13	without prejudice to the obligations of the Borrowers under Clause 19.14, promptly after the happening of an Event of Default or any event which with the giving of notice or passage of time or a determination of the Lender and/or satisfaction of any condition or any combination of the foregoing, may become an Event of Default has occurred, to notify the Lender of such event and of the steps (if any) which are being taken to nullify or mitigate its effect;

19.14	from time to time (but not more than once every six (6) months) on request by the Lender, to deliver to it a certificate signed by a director or officer of the Borrowers confirming that, save as may be notified in detail in such certificate, no Event of Default or an event which with the giving of notice or passage of time or a determination of the Lender and/or satisfaction of any condition or any combination of the foregoing, may become an Event of Default has occurred and is then subsisting to be accompanied by such evidence as to the information and matters contained in such certificate as the Lender may from time to time reasonably require;

19.15	to maintain and ensure and procure that each Security Party shall maintain its corporate existence under the laws of the country of its incorporation and shall comply with all relevant legislation and laws and regulations applicable to it;

19.16	to pay and to ensure and procure that the other Security Parties shall pay all Taxes, assessments and other governmental charges when the same fall due and ensure and procure that all relevant tax returns of the Borrowers and the other Security Parties shall be properly and timely filed;

19.17	not to and ensure that the Grandunion Guarantor and the Personal Guarantor shall not convey, assign, transfer, sell or otherwise or dispose of the Ship or any of the other property, assets or rights owned by the Borrowers or by the Grandunion Guarantor or by the Personal Guarantor whether present or future, without the prior written consent of the Lender;

19.18	to send (or procure that it is sent) to the Lender as soon as the same is instituted details of any litigation, arbitration or administrative proceedings against or involving any one or more of the Borrowers, the other Security Parties, the Charterer or the Ship, which is likely to have a material adverse effect on the Borrowers (or any of them), the other Security Parties (or any of them) or the operation of the Ship;

19.19	to comply (and ensure that each other Security Party will comply) with all laws regulations treaties and conventions applicable to the Borrowers, the other Security Parties and the Ship and to ensure and procure that the Owner will carry on the Ship all certificates and other documents which may from time to time be required to evidence such compliance;

19.20	not to and ensure and procure that each other Corporate Security Party shall not dissolve, merge into or consolidate with any other company or person and procure that no change in the management or the legal or beneficial ownership of the Borrowers, the other Corporate Security Parties and the Ship shall be effected;

19.21	to ensure and procure that no change of Control in the Grandunion Guarantor shall occur without the Lender’s prior written consent;

19.22	to execute and procure the execution by each other Security Party of any further document or documents required by the Lender in order to perfect or complete the security created by the Finance Documents;

19.23	to use the proceeds of the Facility for the Borrowers’ benefit and under their full responsibility and exclusively for the purposes specified in this Agreement;

19.24	to ensure and procure that at all times throughout the Security Period the Borrowers and/or the Grandunion Guarantor shall maintain with the Lender to the credit of any account held with the Lender (including the Earnings Accounts) free cash deposits having minimum average quarterly balances equal to five per cent (5%) of the outstanding amount under the Facility;

19.25	to supply the Lender with quarterly Budgets showing all forecasted operating expenses and disbursements of whatsoever nature in relation to the Ship in such detail and in such form as the Lender shall require. The said Budgets shall be delivered to the Lender as soon as possible prior to, and in any event not later than seven (7) days before the expiry of the quarterly period to which the previous Budget relates with the first such period expiring on 30 June 2010; and

19.26	to provide the Lender with such documents as the Lender may from time to time require on the basis of laws and regulations applicable from time to time and the Lender’s own internal guidelines and “know your customer” requirements applicable from time to time and required to identify the Borrowers and each other Security Party, including without limitation, documents and information in respect of the ultimate legal and beneficial owners of the Borrowers and each other Security Party.

20.	INSURANCE UNDERTAKINGS

The Borrowers hereby jointly and severally undertake with the Lender that throughout the Security Period the Borrowers shall (at the expense of the Borrowers and upon such terms, in such amounts and with such Insurers as shall from time to time be approved in writing by the Lender) comply with the following provisions of this Clause 20, except as the Lender may otherwise permit:

20.1	to ensure and procure that the Owner will insure and keep insured the Ship in Dollars or such other currency as may be approved in writing by the Lender, in the full insurable value of the Ship but in no event for an amount less than the higher of (a) one hundred and thirty per cent (130%) of the aggregate of (i) the outstanding amount of the Facility and (ii) any amount available for drawing under the Facility and (b) the Market Value of the Ship save for the period commencing on the Drawdown Date first to occur and ending on the date falling six (6) months thereafter where the Owner will insure and keep insured the Ship in the full insurable value of the Ship but in no event for an amount less than One hundred per cent (100%) of the Market Value of the Ship against fire, marine and other risks (including Excess Risks) and War Risks covered by hull and machinery policies;

20.2	to ensure and procure that the Owner will enter the Ship in its name for her full value and tonnage in a protection and indemnity association approved by the Lender with unlimited liability if available otherwise for the highest possible standard cover for the time being $1,000,000,000 for oil pollution and for excess oil spillage and pollution liability insurance for the highest possible standard cover against all Protection and Indemnity Risks;

20.3	if the Ship enters the territorial waters of the United States of America for any reason whatsoever, to ensure and procure that the Owner will take out such additional insurance to cover such risks as may be necessary in order to obtain a Certificate of Financial Responsibility from the United States Coastguard;

20.4	upon the Lender’s request, to ensure and procure that the Owner will effect loss of hire and/or Earnings, Insurance on the Ship (as may be required by the Lender) in respect of charterparties which exceed six (6) months duration (including the Charter) and otherwise on such terms and in such amounts as the Lender may instruct the Borrowers as being necessary or appropriate;

20.5	to ensure and procure that the Owner will effect such additional Insurances as may reasonably be requested by the Lender to maintain the scope of the existing cover of the Insurances;

20.6	to ensure and procure that the Owner will renew the Insurances at least fourteen (14) days before the relevant Insurances expire and to procure that the Approved Brokers shall promptly confirm in writing to the Lender as and when each such renewal is effected;

20.7	to ensure and procure that the Owner will punctually pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce all relevant receipts when so required in writing by the Lender;

20.8	to ensure and procure that the Owner will pay to the Lender on demand all premiums or other amounts payable by the Lender in effecting a mortgagee’s interest policy and a mortgagee’s interest (additional perils) insurance policy in the name of the Lender upon such terms and conditions and with such insurers and for such amounts as the Lender may require, the aggregate of which amounts shall not be less than one hundred and ten per cent (110%) of the aggregate of (a) the outstanding amount under the Facility and (b) any amount available for drawing under the Facility save for the period commencing on the Drawdown Date first to occur and ending on the date falling six (6) months thereafter where such amounts shall not be less than One hundred per cent (100%) of the Market Value of the Ship and under such wording and conditions acceptable to the Lender;

20.9	to ensure and procure that the Owner will arrange for the execution of such guarantees as may from time to time be required by any Protection and Indemnity or War Risks association;

20.10	to ensure and procure that the Owner will give notice of assignment of the Insurances to the Insurers in the form set out in Schedule 2 to the General Assignment and to procure that a copy of each notice of assignment shall be endorsed upon or attached to the relevant Insurance Documents;

20.11	to procure that the Insurance Documents shall be deposited with the Approved Brokers and that such brokers shall provide the Lender with certified copies thereof and shall issue to the Lender a letter or letters of undertaking in such form as the Lender shall reasonably require;

20.12	to procure that the Protection and Indemnity and/or War Risks associations in which the Ship is entered shall provide the Lender with a letter or letters of undertaking in their standard form and shall provide the Lender with a copy of the certificates of entry;

20.13	to procure that the Insurance Documents (including all certificates of entry in any Protection and Indemnity and/or War Risks association) shall contain loss payable clauses in the form set out in Schedule 3 or Schedule 4 (as may be appropriate) to the General Assignment;

20.14	to procure that the Insurance Documents shall provide that the lien or set off for unpaid premiums or calls shall be limited to only the premiums or calls due in relation to the Insurances on the Ship and for fourteen (14) days prior written notice to be given to the Lender by the Insurers (such notice to be given even if the Insurers have not received an appropriate enquiry from the Lender) in the event of cancellation or termination of Insurances and in the event of the non-payment of the premium or calls, the right to pay the said premium or calls within a reasonable time;

20.15	promptly to provide the Lender with full information regarding any casualties or damage to the Ship in an amount in excess of Three hundred thousand Dollars ($300,000) or in consequence whereof of the Ship has become or may become a Total Loss;

20.16	at the request of the Lender, to provide the Lender, at the Borrowers’ cost, with a detailed report issued by a firm of marine insurance brokers or consultants appointed by the Lender in relation to the Insurances;

20.17	not to and ensure and procure that the Owner will not do any act nor voluntarily suffer nor permit any act to be done whereby any Insurance shall or may be suspended or avoided and to ensure and procure that the Owner will not suffer nor permit the Ship to engage in any voyage nor to carry any cargo not permitted under the Insurances in effect without first covering the Ship to the amount herein provided for with insurance satisfactory to the Lender for such voyage or the carriage of such cargo;

20.18	(without limitation to the generality of the foregoing) in particular to ensure and procure that the Owner will not permit the Ship to enter or trade to any zone which is declared a war zone by any Government or by the Ship’s War Risks Insurers unless there shall have been effected by the Owner and at its expense such special insurance as the War Risk Insurers may require;

20.19	to procure that all amounts payable under the Insurances are paid in accordance with the loss payable clause in the form set out in Schedule 3 or Schedule 4 (as may be appropriate) to the General Assignment and to apply and procure that all amounts as are paid to the Owner are applied to the repair of the damage and the reparation of the loss in respect of which the said amounts shall have been received; and

20.20	should the Ship be laid up for any period, to ensure and procure that the Owner will arrange “lay up” Insurances for the Ship during such period, at its own cost and upon such terms and conditions, in such amounts and with such Insurers as shall from time to time be approved in writing by the Lender.

21.	OPERATIONAL UNDERTAKINGS

The Borrowers hereby jointly and severally undertake with the Lender that throughout the Security Period the Borrowers shall (and shall procure that each other relevant Security Party shall) comply with the following provisions of this Clause 21.1 except as the Lender may otherwise permit:

21.1	to ensure and procure that the Ship shall be kept duly registered under the laws and flag of the Flag State (or under such other registration or such other port to which the Lender may agree) in the ownership of the Owner and the Owner shall not do or suffer to be done anything whereby such registration may be forfeited or imperilled;

21.2	to ensure that all Earnings of the Ship shall be paid into the Earnings Accounts or any of them and to procure that the Owner shall not open or maintain any accounts other than the Earnings Accounts with any bank other than the Lender without the Lender’s prior written consent;

21.3	to ensure that when due and payable, all taxes, assessments, levies, governmental charges, fines and penalties lawfully imposed on and enforceable against the Ship shall be paid by the Owner ;

21.4	to ensure that the Ship (or any share thereof or interest therein) shall not be sold transferred, mortgaged, charged, hypothecated or abandoned (save in the case of maritime necessity) and neither the Insurances nor the Earnings of the Ship will be assigned without the prior written consent of the Lender which it shall have the power to withhold;

21.5	to ensure that the Ship shall not be operated in any manner contrary to any law or regulations in any relevant jurisdiction, including, without limitation the ISM Code and ISPS Code and neither the Owner nor the Manager shall engage in any unlawful trade or carry any cargo that will expose the Ship to penalty, forfeiture or capture and in the event of hostilities in any part of the world (whether a war be declared or not) not employ the Ship or voluntarily suffer her employment in carrying any contraband goods;

21.6	to ensure that the Owner shall not create or permit to be created or continued any lien or Encumbrance(s) on the Ship and/or the Insurances and/or the Earnings (other than Permitted Liens) and/or shall satisfy all claims and demands which if unpaid might in law or by statute or otherwise create a lien or Encumbrance(s) and (without prejudice to the generality of the foregoing) no lien or Encumbrance(s) shall be created or permitted to be created or continued on the Ship for any reason whatsoever other than Permitted Liens;

21.7	to ensure that on the request of the Lender, the Owner shall provide and procure that the Lender shall be provided with satisfactory evidence that the wages, allotments, insurance and pension contributions of the Master and crew of the Ship are being paid in accordance with the articles of agreement relating to the Ship and the relevant regulations and that all deductions from the remuneration of the Master and crew in respect of any tax liability (including social insurance contributions) are being made and accounted for to the relevant authority and that the Master of the Ship has no claim for disbursements other than those properly incurred by him in the ordinary trading of the Ship on the voyage then in progress;

21.8	if any writ or proceedings shall be issued against the Ship or if the Ship shall be otherwise attached, arrested or detained by any proceeding in any court or tribunal or by any government or other authority, to ensure and procure that the Owner shall immediately notify and procure that the Lender shall be notified thereof by telefax confirmed by letter and as soon as practicably possible thereafter and in any event not later than fourteen (14) days from the date of occurrence of any of the aforesaid events cause the Ship to be released and all liens or Encumbrance(s) (except for the Mortgage and any Permitted Liens on the Ship) thereon to be discharged;

21.9	save for the Charter, to ensure and procure that the Owner shall not without the prior written consent of the Lender (which consent shall not be unreasonably withheld) voyage or time charter the Ship or place her under contract for employment for any period which when aggregated with any optional periods of extension contained in the said charter or contract, would exceed six (6) months duration; provided however that in the event of the Ship being employed (with the Lender’s prior written consent) under any demise or bareboat charter or any charter which when aggregated with any optional periods contained in such charter would exceed six (6) months duration, the Lender shall be furnished forthwith with (a) details and documentary evidence satisfactory to the Lender in its sole discretion in respect of the new employment, (b) upon Lender’s request, a specific assignment in favour of the Lender of the benefit of such charter together with a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer all in form and substance satisfactory to the Lender and (c) upon Lender’s request, a specific agreement of subordination of the rights of such charterer to the rights of the Lender;

21.10	to ensure and procure that the Owner shall not without the prior written consent of the Lender (which it shall have full power to withhold) demise charter the Ship for any period whatsoever;

21.11	to ensure and procure that the Owner shall not without the prior written consent of the Lender (which it shall have full power to withhold) deliver the Ship into the possession of any person or persons for effecting repairs or renewals to the Ship the cost of which will exceed the amount of Three hundred thousand Dollars ($300,000) unless such person or persons shall have given a written undertaking to the Lender not to exercise any lien or right of detention on the Ship in respect of the cost of such repairs or renewals;

21.12	to ensure and procure that the Owner at all times and at the Owner’s own expense, shall maintain the Ship in a seaworthy condition and in good running order and repair in accordance with first class ship ownership and ship management practice and keep and procure that the Ship is kept in such condition as will entitle it to the highest classification status with the Classification Society free from recommendations and notations and procure that the Lender is provided with certificates issued by the Classification Society that such classification status is maintained and with copies of all other classification certificates as the Lender may request in writing;

21.13	to ensure and procure that the Owner shall submit the Ship regularly to such periodical or other surveys as may be required for classification purposes and, if so required by the Lender in writing, supply and procure that the Lender is supplied with copies of all survey reports issued in respect thereof;

21.14	to ensure and procure that the Owner shall notify and procure that the Lender is notified immediately by telefax of any recommendation or requirement imposed on the Ship by the Classification Society, its Insurers or by any other competent authority that is not complied with in accordance with its terms;

21.15	to ensure and procure that the Owner shall give and procure that the Lender is given with reasonable prior notice of any proposed dry docking or any underwater survey of the Ship so that the Lender (if it so desires) can arrange for a representative to be present;

21.16	to ensure and procure that the Owner shall authorise and procure that the Classification Society and all other regulatory authorities of the Ship are authorised to disclose to the Lender any information or documents requested by the Lender relating to the classification, repair, maintenance or seaworthiness of the Ship;

21.17	to ensure and procure that the Owner shall comply with all legal requirements whether imposed by enactment, regulation, common law or otherwise and have on board the Ship as and when legally required valid certificates showing compliance therewith;

21.18	without prejudice to Clause 21.17, to ensure and procure that the Owner shall take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Ship in any jurisdiction in or to which the Ship shall be employed or trade or which may otherwise be applicable to the Ship, the Owner or either of them or any other Security Party and, if the Lender shall so require, to ensure and procure that the Owner shall enter into a “Carrier Initiative Agreement” with the United States Customs Service and to procure that such agreement (or any similar agreement hereafter introduced by any agency of the United States of America) is maintained in full force and effect by the Owner;

21.19	to ensure and procure that the Owner shall comply with and procure that the Manager and all servants and agents of the Owner and the Manager or any charterer of the Ship (including, without limitation, the Charterer) shall comply with, the ISM Code, the ISM Code Documentation, the ISPS Code, the ISPS Code Documentation, all Environmental Laws and all legislation of any state or government in relation to the Ship, its ownership, operation and management or to the business of the Owner including, without limitation, requirements relating to manning, submission of oil spill response plans, designation of qualified individuals and establishing financial responsibility;

21.20	to ensure and procure that the Owner shall hold or procure that the Manager shall hold all appropriate ISM Documentation and provide the Lender with copies of the relevant ISM Code Documentation and ISPS Code Documentation duly issued to the Owner, the Manager and the Ship pursuant to the ISM Code and the ISPS Code;

21.21	to ensure and procure that the Owner shall keep or procure that it is kept onboard the Ship a copy of all relevant ISM Code Documentation and ISPS Code Documentation respectively;

21.22	to ensure and procure that the Owner shall perform and discharge all duties and liabilities imposed on the Owner under any charter (including, without limitation, the Charter), bill of lading or other contract relating to the Ship;

21.23	to ensure and procure that the Owner shall not remove or permit the removal of any part of the Ship or any equipment belonging thereto, nor make or permit to be made any alteration in the structure type or speed of the Ship which materially reduced the value of the Ship (unless such removal or alteration is required by statute or by her Classification Society) without the prior written consent of the Lender which it shall have full power to withhold;

21.24	to ensure and procure that, at all reasonable times and on reasonable notice, the Owner shall permit and procure that the Lender or its authorised representative is permitted full and complete access to the Ship for the purpose of inspecting the state and condition of the Ship and its cargo and papers and at the written request of the Lender deliver and procure the delivery for inspection copies of any and all contracts and documents relating to the Ship whether on board or not;

21.25	to ensure and procure that the Owner shall keep and procure that the Lender is kept fully informed as to the use, the employment and the position of the Ship and promptly provide and procure that the Lender is provided with information concerning the classification, status and insurance of the Ship from time to time as and when so required in writing by the Lender;

21.26	when so requested by the Lender, to ensure and procure that the Owner shall appoint and procure that two (2) independent sale and purchase shipbrokers shall be appointed, nominated by the Lender to give valuations of the Ship without physical inspection and on the basis of an arms length purchase by a willing buyer from a willing seller and, unless the Lender otherwise requires, without taking into account the Charter or any other charterparty in respect thereof; all costs and fees payable in connection with such valuations shall be paid by the Owner and the Market Value of the Ship shall be determined by taking into account the average of the aforesaid valuations;

21.27	in the event of Compulsory Acquisition of the Ship by any Government Entity, to ensure and procure that the Owner shall execute and procure the execution of any assignment that the Lender may request in relation to any and all amounts which such Government Entity shall be liable to pay as Requisition Compensation for the Ship or for her use and if received by the Owner to pay and procure the payment of such amounts immediately to the Lender;

21.28	to ensure and procure that the Owner shall appoint and procure the appointment of the Manager as manager of the Ship and shall not vary or terminate this appointment without the Lender’s prior written consent;

21.29	to ensure and procure that the Owner shall execute and deliver to the Lender such documents of transfer as the Lender may require in the event of sale of the Ship pursuant to any power of sale contained in the Mortgage or which the Lender may have in law;

21.30	to ensure and procure that the Owner shall not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including, but not limited to, the ISM Code, the ISM Code Documentation, the ISPS Code and the ISPS Code Documentation;

21.31	to ensure and procure that the Owner shall immediately notify the Lender by fax, confirmed forthwith by letter, of:
(i)	any casualty in respect of the Ship which is or is likely to be or to become a Major Casualty;

(ii)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(iii)	any requirement or recommendation made by any insurer or classification society or by any competent authority in respect of the Ship which is not complied with in accordance with its terms;

(iv)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or her Earnings or her Insurances or any requisition of the Ship for hire;

(v)	any intended dry docking of the Ship;

(vi)	any Environmental Claim made against the Owner or the Manager or either of them or in connection with the Ship or any Environmental Incident in respect thereof;

(vii)	any claim for breach of the ISM Code or the ISPS Code, being made against the Owner and/or the Manager or otherwise in connection with the Ship; or

(viii)	any other matter, event or incident, actual or threatened the effect of which will or could lead to the ISM Code and/or the ISPS Code not being complied with;
and advise and procure that the Lender shall be advised in writing on a regular basis and in such detail as the Lender shall require of the Owner’s or any other person’s response to any of those events or matters;

21.32	to ensure and procure that the Owner shall keep prominently in the Chart Room and in the Master’s cabin of its Ship a framed duly completed notice printed in plain type of such size that the area of print shall cover a space not less than six inches wide and nine inches high reading as follows:
“NOTICE OF MORTGAGE
This Ship is owned by GRAND RODOSI INC. (the “Owner”) and is subject to a first preferred Mortgage in favour of MARFIN EGNATIA BANK Societe Anonyme under the authority of Title 21 of the Liberian Code of Laws of 1956 as amended. Under the terms of the said mortgage a certified copy of which is preserved with the Ship’s papers neither the Owner nor the Captain nor any officer or agent nor any charterer of this Ship nor any other person whatsoever has any power, right or authority whatever to create, incur or permit the imposition on this Ship any commitments or encumbrances except for crews wages accrued for not more than three (3) months or salvage.”; and

21.33	to comply and ensure and procure that each other Security Party will comply with its respective obligations under each Subject Document to which it/he is a party and not to and ensure and procure that each other Security Party will not vary, amend or terminate any of the aforesaid documents to which it/he is a party.

22.	EARNINGS ACCOUNTS

22.1	The Lender acknowledges that the Borrowers shall, unless and until an Event of Default (or any event which only with the giving of notice or passage of time or a determination by the Lender and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default) shall occur and the Lender shall direct to the contrary, be entitled from time to time, to require that moneys for the time being standing to the credit of the Earnings Accounts or any of them be transferred in such amounts and for such periods as the Borrowers select to fixed-term deposit accounts (“deposit accounts”) opened in the name of the Borrowers with the Lender. None of the Borrowers shall be entitled to withdraw moneys standing to the credit of the Earnings Accounts or any of them which are the relevant subject of a fixed term deposit until the expiry of the period of such deposit unless the Borrowers shall, on withdrawing such moneys pay to the Lender on demand any loss or expense which the Lender shall certify that it has sustained or incurred as a result of such withdrawal being made prior to the expiry of the period of the relevant deposit and the Lender shall be entitled to debit the Earnings Accounts for the amount so certified prior to such withdrawal being made. Without prejudice to the foregoing in the event that any moneys so deposited are to be applied pursuant to Clause 12, the Borrowers shall, on such application being made, pay to the Lender on demand any loss or expense which the Lender shall certify that it has sustained or incurred as a result of such application being made prior to the expiry of the period of the relevant deposit and the Lender shall be entitled to debit the relevant Earnings Account for the amount so certified prior to such application being made. Any deposit accounts shall, for all the purposes of the Finance Documents, be deemed to be sub-accounts of the relevant Earnings Account from which the moneys deposited in the deposit accounts were transferred and all references in the Finance Documents to the relevant Earnings Account shall be deemed to include the deposit accounts deemed as aforesaid to be sub-accounts thereof.

22.2	The Rodosi Borrower (without prejudice to the terms of the General Assignment) hereby undertakes to pay all the Earnings of the Ship to the Earnings Accounts or any of them. Unless and until the Lender gives notice to the Borrowers that it requires that all Earnings be paid directly to the Lender (which notice may only be given by the Lender if an Event of Default has occurred), all amounts in the Earnings Accounts shall be applied as follows:
(i)	first, towards the payment of fees and costs that are due and payable by the Borrowers to the Lender under the Finance Documents; and

(ii)	second, any balance thereafter remaining in the Earnings Accounts or any of them shall be available to the Rodosi Borrower.
23.	SECURITY MARGIN

In the event that, any time after the date falling six (6) months after the Drawdown Date first to occur until the expiry of the Security Period the Market Value of the Ship determined pursuant to Clause 21.26 and the value of any additional security (each valued by the Lender in accordance with normal banking practice) previously provided to the Lender pursuant to this Clause 23, is less than one hundred twenty per cent (120%) of the aggregate of the Facility and the Swap Exposure, then the Borrowers shall within twenty one (21) Banking Days of receipt of a notice from the Lender advising the Borrowers of the amount of such deficiency (which notice shall be conclusive) either provide to the Lender additional security (valued in accordance with normal banking practice) which shall in all respects be satisfactory to the Lender so that the Market Value of the Ship (determined in accordance with Clause 21.26) and the value of any additional security (each valued by the Lender in accordance with normal banking practice) previously provided to the Lender pursuant to this Clause 23 is at least one hundred twenty per cent (120%) of the aggregate of the Facility and the Swap Exposure, or prepay part of the Facility in accordance with Clause 10 so that the Market Value of the Ship (determined in accordance with Clause 21.26) and the value of any additional security (each valued by the Lender in accordance with normal banking practice) previously provided to the Lender pursuant to this Clause 23 is at least one hundred twenty per cent (120%) of the aggregate of the Facility and the Swap Exposure.

24.	EVENTS OF DEFAULT

24.1	If:
24.1.1	the Borrowers or any of them or any other Security Party fail to pay on the due date for payment any amount which shall have become due hereunder or under the other Finance Documents;

24.1.2	any representation, warranty or statement made by the Borrowers or any of them or any other Security Party in this Agreement or in any of the Subject Documents or any certificate, statement or opinion delivered or made hereunder or under the

Subject Documents or in connection herewith or with the Subject Documents shall be incorrect or inaccurate when made in any material respect;

24.1.3	an event of default under and as defined in any of the Subject Documents shall occur;

24.1.4	the Borrowers or any of them or any other Security Party fail(s) duly and punctually to perform or observe any other term of this Agreement and in any such case such failure, if capable of remedy, shall continue for fourteen (14) days after the Lender shall have given to the Borrowers notice in writing of such failure;

24.1.5	any other indebtedness of the Borrowers, the other Security Parties or any of them exceeding in aggregate Three hundred thousand Dollars ($300,000), shall become due and payable or, with the giving of notice or lapse of time or both, capable of being declared due and payable prior to its stated maturity by reason of any circumstance entitling the creditor(s) thereof to declare such indebtedness due and payable and such indebtedness is not paid within fourteen (14) days thereof;

24.1.6	the Borrowers or any of them or any other Security Party or any other member of the Group shall enter into voluntary or involuntary bankruptcy, liquidation or dissolution, or shall become insolvent, or an administrator, administrative receiver, receiver or liquidator shall be appointed of all or a material part of its undertaking or assets or proceedings are commenced by or against them/it under any reorganisation, arrangement, readjustment of debts, dissolution or liquidation law or regulation, or if any event shall occur which, under the relevant system of law, shall have an equivalent effect;

24.1.7	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of the Borrowers or any other Security Party unless such petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within thirty (30) days of the presentation of the petition;

24.1.8	the Borrowers or any of them or any other Security Party or any other member of the Group shall cease or threaten to cease to carry on the whole or a substantial part of their/its business;

24.1.9	the Borrowers or any of them or any other Security Party or any other member of the Group shall transfer or dispose of all or a substantial part of their/its assets whether by one or a series of transactions, related or not;

24.1.10	the Subject Documents or any of them shall cease, in whole or in part, to be valid, binding and enforceable;

24.1.11	the Borrowers or any of them shall sell, transfer, dispose of or encumber the Ship or any interest or share therein, or agree so to do (other than Permitted Liens) without the prior written consent of the Lender;

24.1.12	the Ship shall become a Total Loss and the Borrowers shall fail to make the mandatory prepayment required to be made under Clause 10.1 in respect of such Total Loss within the time therein set forth;

24.1.13	any governmental or other consent, licence or authority required to make this Agreement and/or any of the other Finance Documents legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrowers or any of them or any other Security Party to perform their/its respective duties and discharge their/its liabilities hereunder or under the other Finance Documents is withdrawn or ceases to be in full force and effect unless the Borrowers or such other Security Party procures that such consent, licence or authority is reinstated or re-issued to the satisfaction of the Lender within fifteen (15) calendar days of the said withdrawal or cessation;

24.1.14	any distress or execution is levied or enforced against a material (in the opinion of the Lender) part of the property and assets of the Borrowers or any of them or any other Security Party and such distress or execution is not withdrawn or discharged within ten (10) Banking Days;

24.1.15	the Borrowers or any of them or any other Security Party or any other member of the Group shall stop payment of, or shall be unable to, or shall admit inability to pay their/its debts as they fall due, or shall enter into any composition or other arrangement with their/its creditors generally or shall declare a general moratorium on the payment of indebtedness;

24.1.16	the fulfilment of any one or more of the obligations covenants and undertakings contained in any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto or the exercise of any of the rights vested in the Lender hereunder or thereunder becoming either unlawful under any applicable law or unauthorised by any authority having jurisdiction or otherwise impossible;

24.1.17	if the Personal Guarantor dies or otherwise ceases to be actively involved in the business of the Borrowers and the Borrowers failing upon Lender’s request to provide the Lender with a guarantee from an alternative Personal Guarantor acceptable to the Lender in its sole discretion within sixty (60) days from such request;

24.1.18	a material adverse change occurs in the financial condition or operation of any one or more of the Security Parties or any other member of the Group;

24.1.19	if any Security Party and/or the Charterer repudiates or evidences an intention to repudiate any one or more of the Subject Documents or if any Subject Document is rescinded or cancelled or terminated or amended or varied, without the Lender’s prior written consent; or

24.1.20	if the Ship is arrested or detained and such arrest or detention is not released within fourteen (14) days, or an order for the sale of the Ship is made by a court of competent jurisdiction or the Owner ceases to retain possession and/or control of the Ship for a period in excess of fourteen (14) days then, and in any such event and at any time thereafter, the Lender may by written notice to the Borrowers declare that the Facility of the Lender shall be cancelled, whereupon the same shall be cancelled and declare the Indebtedness immediately due and payable whereupon the same shall become so payable to the Lender.

24.2	All amounts received by the Lender under or pursuant to any of the Finance Documents after the happening of any Event of Default shall be applied by the Lender in payment of the Indebtedness in accordance with the terms of Clause 12.

24.3	On the occurrence of an Event of Default the Lender shall have the right and power to order the Ship to proceed forthwith at the Owner’s risk and expense to a port or place nominated by the Lender. The Owner undertakes to give the necessary instructions to the Master of the Ship to comply with any such order of the Lender and if the Owner fails to give such instructions for any reason whatsoever the Lender shall have the right and power to give such instructions direct to the Master(s).

25.	SET-OFF

25.1	The Lender shall have the right, in addition to all rights of set off, combination, lien or otherwise which it has at law or under any agreement between the Lender and the Borrowers or any of them at any time without demand after the occurrence of an Event of Default:
25.1.1	to set off any amount to the credit of any existing accounts of the Borrowers or any of them and/or the Grandunion Guarantor with the Lender (whether deposit, loan or any other account) including, without limitation, the Earnings Accounts in or towards satisfaction of all amounts due from the Borrowers under this Agreement and/or the other Finance Documents; and

25.1.2	to transfer and apply any amount standing to the credit of any such existing accounts of the Borrowers or any of them and/or the Grandunion Guarantor and/or the Personal Guarantor with any associate or subsidiary of the Lender in or towards satisfaction of all amounts due from the Borrowers or any of them under this Agreement and/or the other Finance Documents.
25.2	Where such set-off or transfer requires the conversion of one currency into another, such conversion shall be calculated at the spot rate as conclusively determined by the Lender for purchasing such currency with the currency in which the relevant amounts are denominated on the date of actual payment.

26.	FEES

The Borrowers shall pay to the Lender an arrangement fee (the “Arrangement Fee”) of Fifteen thousand Dollars ($15,000) on the Drawdown Date of the Advance first to occur.

27.	EXPENSES

27.1	Whether or not the Facility or any part thereof, is actually drawn down the Borrowers shall reimburse the Lender on demand for all costs, charges and expenses incurred by the Lender in connection with the preparation, negotiation and conclusion of this Agreement and the other Finance Documents including fees and expenses of the Lender’s legal advisers.

27.2	The Borrowers shall reimburse the Lender on demand for all charges and expenses (including legal fees) incurred by the Lender in or in connection with the exercise of the Lender’s rights and powers under this Agreement and the other Finance Documents (including but not limited to the fees and charges of auditors, brokers, surveyors and lawyers instructed by the Lender) and with the actual, attempted or purported enforcement of, or preservation of rights under this Agreement and the other Finance Documents.

28.	INDEMNITY

The Borrowers hereunder jointly and severally undertake and agree to indemnify the Lender, upon the Lender’s first demand, from and against any losses, costs or expenses (including legal expenses) which they incur in consequence of any Event of Default including (but without limitation) all losses (including loss of profit for the current Interest Period), premiums and penalties incurred or to be incurred in liquidating or redeploying deposits made by third parties or funds acquired or arranged to advance or maintain the Facility or any part thereof and any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea.

29.	ENVIRONMENTAL INDEMNITY

The Borrowers jointly and severally undertake to indemnify the Lender against all damages, losses, liabilities, costs, expenses, penalties, fines or proceedings which may be incurred or paid by or imposed on the Lender directly or indirectly at any time (whether before or after the Indebtedness has been repaid in full) pursuant to any Environmental Law or any other environmental legislation of any state or government which would not have been incurred or paid by or imposed on the Lender had it not entered into this Agreement and/or the other Finance Documents.

30.	STAMP DUTIES

The Borrowers shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Agreement or the other Finance Documents. The Borrowers shall indemnify the Lender against any and all liabilities with respect to or resulting from delay or omission on the part of the Borrowers or any of them to pay any such taxes.

31.	DETERMINATIONS

Each determination of an Interest Rate or a Default Rate or of any amount in respect of principal or interest or fees or expenses by the Lender in accordance with this Agreement and every other determination or certification by the Lender under this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error.

32.	NO WAIVER

No failure to exercise and no delay on the part of the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power preclude any other or future exercise thereof or the exercise of any other right or power. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers or remedies provided by law.

33.	PARTIAL INVALIDITY

In the event that any term or condition of this Agreement is rendered or declared illegal, invalid or inoperative in whole or in part by any statute rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall neither affect the validity of any other term or condition of this Agreement which (save as aforesaid) will remain in full force and effect nor the legality, validity or enforceability of such term or condition under the laws of any other jurisdiction.

34.	TRANSFER, ASSIGNMENT, PARTICIPATION, CHANGE OF LENDING BRANCH

34.1	This Agreement shall bind and be to the benefit of the Borrowers and the Lender and their respective successors and permitted assigns.

34.2	None of the Borrowers may assign any of its rights, powers, duties or liabilities hereunder without the prior written consent of the Lender which it shall have full power to withhold.

34.3	The Lender may, without prior notice or the consent of the Borrowers or any other Security Party, at any time assign, transfer all or part of the Facility and its rights and powers under this Agreement to any other bank or other financial institution (the “Transferee Lender”). The Lender shall notify the Borrowers of any such assignment or transfer as soon as practicable.

34.4	The Lender may at any time and from time to time change its lending office in respect of the whole or any part of its participation in the Facility. The Lender shall notify the Borrowers of any such change in the lending office as soon as is practicable.

34.5	If the Lender transfers or assigns, transfers or in any other manner grants participation in respect of all or any part of its rights, powers duties and liabilities hereunder pursuant to Clause 34.3 the Borrowers undertake immediately on being requested to do so by the Lender and at the cost of the Lender to enter into and procure that the other parties to the Finance Documents shall enter into, such documents as may be necessary or desirable to transfer to the relevant assignee, transferee or participant all or the relevant part of the Lender’s interest in the Finance Documents and all relevant references in this Agreement and the Finance Documents to the Lender shall thereafter be construed as a reference to the Lender and/or such assignee, transferee or participant (as the case may be) to the extent of their respective interests.

34.6	The Lender may disclose to a potential assignee, transferee of participant or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrowers and the other Security Parties as the Lender shall consider appropriate.

35.	NON-IMMUNITY

35.1	None of the Borrowers nor any other Security Party has any right of immunity from set-off, suit or execution, attachment or other legal process under the laws of the United Kingdom, or the Republic of Greece or the Republic of Liberia or the Republic of Panama or any Flag State.

35.2	The exercise by each of the Borrowers of its rights and performance and discharge of its duties and liabilities hereunder will constitute commercial acts done and performed for private and commercial purposes.

35.3	To the extent that the Borrowers or any of them may in any jurisdiction in which proceedings may at any time be taken for the enforcement of this Agreement and/or any of the other Finance Documents claim for themselves or their assets immunity from suit, judgment, execution, attachment (whether, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction there may be attributed to themselves or their assets any such immunity (whether or not claimed), the Borrowers hereby irrevocably agree not to claim and hereby irrevocably waive any such immunity to the full extent permitted by the laws of such jurisdiction.

36.	NOTICES

36.1	Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

36.2	A notice shall be sent:

(a)	to the Borrowers:	c/o NEWLEAD BULKERS S.A.
1-7, Flessa & 83 Akti Miaouli
185 38 Piraeus
Greece
Fax No.: +30 213 0148408

(b)	to the Lender at:	24B Kifissias Avenue
151 25 Maroussi
Attiki, Greece
Fax No: +30 210 6896358
or to such other address as the relevant party may notify the other in writing.

36.3	Subject to Clauses 36.4 and 36.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.
36.4	However, if under Clause 36.3 a notice would be deemed to be served:
(a)	on a day which is not a Banking Day in the place of receipt; or

(b)	on such a Banking Day, but after 5 p.m. local time;
the notice shall (subject to Clause 36.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Banking Day.

36.5	Clauses 36.3 and 36.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form, which is illegible in a material respect.

36.6	A notice under or in connection with a Finance Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

36.7	Any notice under or in connection with a Finance Document shall be in English.

36.8	In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

37	SUPPLEMENTAL

37.1	The rights and remedies which the Finance Documents give to the Lender are:
(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
37.2	If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

37.3	A Finance Document may be executed in any number of counterparts.

37.4	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

37.5	This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrowers or their representatives prior to the date of this Agreement including, without limitation, the Commitment Letter.

38.	LAW AND JURISDICTION

38.1	This Agreement and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, English law.

38.2	Subject to Clause 38.3, the courts of England shall have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Agreement and any non-contractual obligations connected with it.

38.3	Clause 38.2 is for the exclusive benefit of the Lender, which reserves the right:
(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.

The Borrowers shall not commence any proceedings in any country other than England in relation to a matter, which arises out of or in connection with this Agreement and any non-contractual obligations connected with it.

38.4	The Borrowers irrevocably appoint HFW Nominees Limited, presently at Friary Court, 65 Crutched Friars, London EC3N 2AE, England, to act as its/their agent to receive and accept on their/its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement and any non-contractual obligations connected with it.

38.5	The Borrowers irrevocably designate and appoint Mrs. Stella Nikolaou, an Attorney-at-law with offices at 83 Akti Miaouli, 185 38 Piraeus, Greece, as agent for the service of process in Greece (“antiklitos”) and agree to consider any legal process or any demand or notice made served by or on behalf of the Lender on the said agent as being made to the Borrowers. The designation of such an authorized agent (“antiklitos”) shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Agreement and the other Finance Documents.

38.6	Nothing in this Clause 38 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

38.7	In this Clause 38, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).

39.	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS

In case of any conflict between the provisions of this Agreement and any of the other Finance Documents the provisions of this Agreement shall prevail.
AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

EXECUTION PAGE

SIGNED by Michael Chaelis	) /s/ Michael Chaelis
and by Stavros Yagos	) /s/ Stavros Yagos
for and on behalf of	)
MARFIN EGNATIA BANK Societe Anonyme	)
in the presence of: Vasiliki Katsouli	) /s/ Vasiliki Katsouli

SIGNED by Michael Livanos	) /s/ Michael S. Livanos
for and on behalf of	)
GRAND RODOSI INC.	)
in the presence of: Vasiliki Katsouli	) /s/ Vasiliki Katsouli

SIGNED by Michael Livanos	) /s/ Michael S. Livanos
for and on behalf of	)
NEWLEAD SHIPPING S.A.	)
in the presence of: Vasiliki Katsouli	) /s/ Vasiliki Katsouli

SIGNED by Michael Livanos	) /s/ Michael S. Livanos
for and on behalf of	)
NEWLEAD BULKERS S.A.	)
in the presence of: Vasiliki Katsouli	) /s/ Vasiliki Katsouli

SCHEDULE 1
FORM OF NOTICE OF DRAWDOWN

TO:	MARFIN EGNATIA BANK Societe Anonyme 24B Kifissias Avenue 151 25 Maroussi Attiki, Greece
Date: [●] 2010
Dear Sirs,
Financial Agreement made to Grand Rodosi Inc., Newlead Shipping S.A. and Newlead Bulkers S.A.
1.	We refer to the financial agreement dated [●] 2010 (the “Financial Agreement”) and made between ourselves, as joint and several Borrowers and yourselves as Lender, in connection with a revolving credit facility of up to Thirty Five million Dollars ($35,000,000).

Terms defined in the Financial Agreement have their defined meanings when used in this Notice of Drawdown.

2.	We request to borrow [an] Advance[s] as follows:
(a)	Amount: $ [●];

(b)	Drawdown Date: [●] 2010;

(c)	Duration of the first Interest Period shall be [●] months; and

(d)	Payment instructions: account in the name of [●] and numbered [●] with [●] of [●].
3.	We represent and warrant that:
(a)	the representations and warranties in Clause 16 of the Financial Agreement and in the other Finance Documents would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default has occurred or will result from the borrowing of the above Advance[s].
4.	This notice cannot be revoked without your prior written consent.

[5. We authorise you to deduct from the proceeds of the above Advance[s] the amount of (a) the arrangement fee referred to in Clause 26.1 and (b) all legal fees payable pursuant to Clause 18.1.13]
Yours faithfully,
For and on behalf of
GRAND RODOSI INC.

Attorney-in-Fact
For and on behalf of
NEWLEAD SHIPPING S.A.

Attorney-in-Fact
For and on behalf of
NEWLEAD BULKERS S.A.

Attorney-in-Fact

SCHEDULE 2
FORM OF ACKNOWLEDGEMENT
Date: [●] 2010
Financial Agreement dated [●] 2010 (the “Financial Agreement”)
We the undersigned Borrowers declare that in connection with the above Financial Agreement we received [an] Advance[s] in the amount of [●] Dollars ($[●]) value [●].
Capitalised terms used herein shall have the respective meanings specified in the Financial Agreement.
Yours faithfully,
For and on behalf of
GRAND RODOSI INC.

Attorney-in-Fact
For and on behalf of
NEWLEAD SHIPPING S.A.

Attorney-in-Fact
For and on behalf of
NEWLEAD BULKERS S.A.

Attorney-in-Fact

SCHEDULE 3
FORM OF BUDGET